                                                Filed Pursuant to Rule 424(b)(3)

                                                Registration No. 333-00953



     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION--DATED MAY 7, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 7, 1996)
--------------------------------------------------------------------------------
First Union Logo
                                5,000,000 Shares

                         FIRST UNION REAL ESTATE EQUITY
                            AND MORTGAGE INVESTMENTS

                         Shares of Beneficial Interest
--------------------------------------------------------------------------------

First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Company") is a real estate investment trust (a "REIT") that specializes in the ownership of regional enclosed shopping malls, multi-family apartment communities and, most recently, parking facilities. First Union's intent is to become the leading owner of parking facilities and for First Union Management, Inc., its affiliated management company (the "Management Company"), to become the leading manager of parking facilities in North America.

All of the Shares of Beneficial Interest, par value $1.00 per share (the "Shares"), offered hereby (the "Offering") are being offered by the Company. The Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "FUR." The last reported sale price of the Shares on the NYSE on May 5, 1997 was $13.75 per share. See "Price Range of Shares and Distributions."

The Shares are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Certain Federal Income Tax Considerations" in this Prospectus Supplement and "Description of Shares of Beneficial Interest" and "Federal Income Tax Considerations" in the accompanying Prospectus.

--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                           Underwriting
                                        Price to           Discounts and         Proceeds to
                                         Public           Commissions(1)         Company(2)
-------------------------------------------------------------------------------------------------
Per Share........................           $                    $                    $
-------------------------------------------------------------------------------------------------
Total (3)........................       $                    $                    $
=================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $250,000.

(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 750,000 additional Shares on the same terms and conditions set forth above. If all such Shares are purchased by the Underwriters, the
    total Price to Public will be $            , the total Underwriting
    Discounts and Commissions will be $           , and the total Proceeds to
    Company will be $            . See "Underwriting."
--------------------------------------------------------------------------------

The Shares are offered by the Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the Shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about May
   , 1997.

PRUDENTIAL SECURITIES INCORPORATED
                                   ALEX. BROWN & SONS
                                      INCORPORATED
                                                        SUTRO & CO. INCORPORATED
May   , 1997

                             [PICTURE OF EMPLOYEE]


                             [PICTURE OF EMPLOYEE]


                             [PICTURE OF PARKING EMPLOYEE]


                             [PICTURE OF EMPLOYEE]


                             [PICTURE OF EMPLOYEE]



     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES, AND/OR THE PRICE OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED SHARES, INCLUDING PURCHASES OF THE SHARES TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SHARES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

     The information contained in this Summary is qualified in its entirety by the detailed information and financial information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or in documents incorporated herein or therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised. The Company's investment in the joint venture described under "Recent
Developments -- Investment in Joint Venture" is not included within the Company's retail operating division, except for amounts earned by the Company on its investment in the joint venture and management fees which are included in the Company's results of operations. Accordingly, references herein to the number of retail properties in the Company's real estate portfolio, the occupancy rates of those properties and the historical cost of properties as a percentage of total real estate investments do not reflect the Company's investment in the joint venture. Except as expressly stated herein or unless the context requires otherwise, references to First Union or the Company relate to both First Union Real Estate Equity and Mortgage Investments (including its subsidiaries) and First Union Management, Inc. (including its subsidiaries).

                                  THE COMPANY

     First Union is a self-administered and self-managed REIT which owns and operates enclosed regional malls, multi-family properties, parking facilities and office buildings throughout the United States and Canada. First Union is a "stapled stock" REIT that is grandfathered under applicable federal income tax law to allow for the ownership of real estate operating businesses by its affiliated Management Company. The Company believes it is the only publicly traded REIT with a stapled stock structure investing in parking properties. On April 17, 1997, the Management Company acquired a controlling interest in Imperial Parking Limited ("Impark"), a full service owner and operator of parking facilities, and a controlling interest in a parking related services and operating company ("Services"). The Company's primary business focus will be to acquire parking structures and surface lots throughout North America and to sell non-core assets. The Company's objective is to maximize shareholder value by the use of the stapled stock structure through the acquisition of real estate assets in the United States and ownership by the Management Company of management/operating businesses. First Union's intent is to become the leading owner, and for the Management Company to become the leading manager, of parking facilities in North America.

     By virtue of the stapled stock structure, holders of Shares of the Company also beneficially own the shares of the Management Company. The Company believes that its stapled stock ownership structure gives holders of Shares an advantage over shareholders of other REITs which do not have the stapled stock feature. Holders of Shares beneficially own both the owner and lessee/operator of the parking facilities and therefore retain the economic benefits of both the lease payments received by the Company and any after tax operating profits realized by the Management Company, while maintaining the tax benefits of REIT status. The stapling arrangement creates total commonality of ownership because holders of Shares, by virtue of the stapled stock structure, also beneficially own shares of the Management Company. The stapled stock structure eliminates certain potential conflicts of interest between the parking lot owner and the operator although both First Union and the Management Company have independent boards and engage in transactions with each other on fair market terms.

                                 CORE PORTFOLIO

     Parking. The Management Company recently acquired a controlling interest in Impark, one of the largest parking management companies in North America operating over 1,400 surface lots and parking facilities that comprise approximately 215,000 parking spaces, primarily in Canada, and a controlling interest in Services, a parking related services and operating company. Certain parking assets of Impark complement the Company's existing three parking facilities in downtown Cleveland, Ohio, and these parking facilities owned by Impark have recently been sold to First Union. First Union is leasing such facilities to an affiliate of the Management Company.

     Retail. The retail portfolio consists of 13 properties, primarily enclosed regional shopping malls, comprised of approximately 5.4 million square feet in 10 states throughout the United States. The Company also has an approximate 26% interest in a joint venture which owns nine additional malls in the southwestern United States, totaling approximately 5.8 million square feet. The property net operating income, defined as property revenue, equity in income of the joint venture, joint venture management fees and mortgage investment income less property operating expenses and real estate taxes before debt service and depreciation and amortization ("Property Net Operating Income"), for the retail properties was approximately $26.1 million for 1996. The occupancy rate for in-line stores, defined as non-department or anchor store space leased to tenants ("In-line"), has increased from approximately 68% at year end 1995 to approximately 76% at year end 1996. The retail portfolio accounted for approximately 57% of First Union's total real estate investments and contributed approximately 55% to total Property Net Operating Income for the year ended 1996.

     Apartments. The Company owns nine apartment communities consisting of over 2,400 residential units. The properties are located in four states in the midwest and southeast. At December 31, 1996 occupancy for the nine apartment communities was approximately 93%. The apartments accounted for approximately 22% of First Union's total real estate investments and contributed approximately 19% to total Property Net Operating Income for the year ended 1996. Property Net Operating Income for these nine apartment communities was approximately $9.0 million in 1996.

                               THE STRATEGIC PLAN

     As part of the current five-year strategic plan instituted by the Company and led by James C. Mastandrea, Chairman, President and Chief Executive Officer of the Company, First Union plans to concentrate its acquisition efforts on the acquisition of parking assets. The Management Company, through Impark, may also engage in the acquisition of parking management companies. First Union believes that its acquisition strategy will lead to corresponding growth in funds from operations and its focus on parking property ownership in the United States will enable the Company to more fully utilize the stapled stock structure to maximize the total return to holders of the Shares.

     The Company believes that general trends of the parking industry, including
(i) major long-term industry consolidation, (ii) privatization of government controlled parking, patrolling, ticketing and other related services, and (iii) outsourcing by public and private commercial real estate owners, provide opportunities for the Company to achieve significant growth.

     In addition, the Company believes that successful market participants in this consolidation stage of the parking industry will be those with operational expertise and that few operators in the parking industry have the requisite infrastructure and management expertise to gain market share. The Company believes that it can become the leading owner, and that the Management Company can become the leading manager, of parking facilities by capitalizing on the existing opportunities in the parking industry.

                              RECENT DEVELOPMENTS

     Impark Acquisition. In April 1997, the Management Company acquired a controlling interest in Impark. Impark, founded in 1962, is one of the largest parking management companies in North America. It currently operates more than 1,400 surface lots and parking structures with approximately 215,000 parking spaces, primarily in Canada. As part of the acquisition, certain former subsidiaries of Impark which provide a variety of parking-related services, including manufacturing and sales of state-of-the-art equipment, parking enforcement, signage, collection and advisory services, were acquired by Services, a newly formed subsidiary of the Management Company. The aggregate acquisition price for the transaction, which included the assumption of approximately $26.3 million of indebtedness, was approximately $75.0 million. First Union provided subordinated loans to each of Impark and Services in the respective amounts of the Canadian dollar equivalents of approximately $24.0 million and $6.6 million in order to partially finance the acquisition of Impark and Services. Impark's senior management team, including Impark's Chief Executive Officer Paul

Clough, have signed long-term, equity-based shareholder agreements with Impark. Impark and Services have more than 3,000 employees in the aggregate.

     Based on audited financial statements furnished to the Company in connection with the acquisition of Impark, Impark and its subsidiaries (including the former Impark subsidiaries acquired by Services) have experienced an approximate 26.3% compound annual growth rate ("CAGR") in total revenues and an approximate 38.2% CAGR in earnings before interest, taxes, depreciation and amortization ("EBITDA") over the four years ending with the fiscal year ended March 31, 1996. Total revenues for the twelve months ended March 31, 1996 and for the nine months ended December 31, 1996 were approximately CDN. $237.4 million and CDN. $182.0 million, respectively. EBITDA for the twelve months ended March 31, 1996 and for the nine months ended December 31, 1996 were approximately CDN. $6.2 million and CDN. $5.3 million representing EBITDA margins (EBITDA divided by total revenues) of approximately 2.6% and 2.9%, respectively.

     Joint Venture. In September 1996, the Company made a $30.0 million investment in a joint venture that acquired a portfolio of nine shopping malls located in the southwestern United States for approximately $311.7 million. The investment in the joint venture is not consolidated on First Union's balance sheet, but is shown as an equity investment in a joint venture. All properties are managed by the Management Company. The Company has the right to purchase the preferred and common equity interests of the joint venture partners for an amount the Company estimates would aggregate approximately $85.9 million as of June 1, 1997. First Union currently intends to acquire the interests of the other partners in the fourth quarter of 1997 although there can be no assurances that it will be able to do so. The joint venture portfolio of approximately 5.8 million square feet of space had an In-line occupancy rate of approximately 84% as of December 31, 1996 and average In-line store sales of approximately $245 per square foot as of December 31, 1996. Anchor tenants include Dillard's, JCPenney, Sears, Wal-Mart, Mervyn's, McRaes and Foley's. The malls are located in midsize markets in New Mexico, Texas, Oklahoma, Louisiana and Arkansas.

     First Quarter 1997 Financial Results. In the first quarter of 1997, revenues increased 11% to $22.1 million compared to $19.9 million for the same period in 1996. Property Net Operating Income was $11.8 million for the quarter, an increase of 12% over the $10.5 million reported in the first quarter of 1996. Funds from operations, before the preferred dividend, increased to $5.4 million for the first quarter of 1997, compared to $2.6 million in the prior year's first quarter. See Note 6 of Selected Financial Data for a description of the Company's calculation of funds from operations.

                                  THE OFFERING

Shares Offered Hereby..................    5,000,000 Shares

Shares to be Outstanding after the
Offering...............................    26,634,169 Shares

Use of Proceeds........................    The net proceeds of the Offering will
                                           be used to repay indebtedness, to
                                           provide funds for future acquisitions
                                           and for general corporate purposes.

NYSE Symbol............................    FUR

     This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "The Strategic Plan" and "The Parking Industry" included in this Prospectus Supplement and in "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

     First Union, a business trust organized in Ohio under a Declaration of Trust dated August 1, 1961, as amended, is a self-administered and self-managed REIT whose primary business is acquiring, repositioning, owning and managing retail, apartment and parking properties. In order to encourage efficient operation and management, the Management Company was formed in 1971 to manage First Union's properties. For financial reporting purposes, the financial statements of the Management Company are combined with those of First Union.

     James C. Mastandrea joined First Union in July 1993 as Chief Operating Officer and President and brought over 20 years of retail and finance experience to the Company. He immediately began to evaluate strategic alternatives for each of its assets. In addition, Mr. Mastandrea assembled his senior management team drawing from existing First Union executives as well as recruiting from outside the organization. In January 1994, he was named Chief Executive Officer and Chairman of the Board of Trustees of First Union and began to implement a five-year strategic plan for the Company.

     With its recently announced focus on the ownership and management of parking properties, First Union intends to utilize its "stapled stock" structure to maximize the total return to holders of Shares, who by virtue of the stapled structure also beneficially own the shares of the Management Company. See "Description of Shares of Beneficial Interest -- Beneficial Ownership of the Management Company" in the accompanying Prospectus. Parking facilities have an inherent integral operating business in addition to their real estate value. These assets will be leased to the Management Company or its parking affiliates which in turn will operate the business.

     First Union's headquarters are located at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, its telephone number is (216) 781-4030, and its internet web site address is http://www.firstunion-reit.com.

                               THE STRATEGIC PLAN

     Mr. Mastandrea and the management team have instituted a formal planning process and developed a five-year strategic plan adopted by the Board of Trustees in January 1994. The plan is reviewed each year and extended an additional year. The immediate and ongoing strategic elements of the plan are: becoming the industry leader in ownership of parking properties, renovating existing properties, repositioning the portfolio through targeted dispositions of non-core assets, and improving the operations of the Company. Over the present five-year horizon, the goals of the strategic plan include restructuring of the balance sheet primarily through reduction of the Company's debt-to-total market capitalization ratio, obtaining unsecured bank lines of credit, achieving significant growth in total assets with a goal of 50% of total assets invested in the parking industry, and achieving substantial growth in funds from operations, dividends and share price in order to maximize total return to shareholders.

     The strategic plan calls for regular and ongoing evaluation of each property, including a discussion of strategic alternatives and a detailed annual program covering capital investment, management and leasing direction and a hold-or-sell decision. Every year, the retail and apartment properties are categorized into (i) assets to hold for enhanced value through capital investment, (ii) assets to hold for income, growth and appreciation with no further investment, (iii) assets to sell over the next three years and (iv) assets to sell over a period of the next three to five years.

RESULTS OF THE STRATEGIC PLAN

     Management believes the implementation of the strategic plan has had a favorable impact on property operating results. As illustrated below, after decreasing from $47.6 million in 1990 to $41.4 million in 1993, Property Net Operating Income has increased for three consecutive years to $41.8 million in 1994, $44.1 million in 1995 and $47.3 million in 1996. For the three months ended March 31, 1997, Property Net Operating Income was $11.8 million compared to $10.5 million for the same period in 1996. This is due, in the opinion of the Company's management, to the improvement in core operations in leasing activity and in the repositioning of the portfolio through targeted capital expenditures, acquisitions and dispositions.

                         PROPERTY NET OPERATING INCOME
                                 (IN THOUSANDS)

1990                           $ 47,554
1991                             44,672
1992                             42,700
1993                             41,414
1994                             41,759
1995                             44,086
1996                             47,349

REPOSITIONING THE PORTFOLIO

     Since January 1994, the Management Company has acquired a controlling interest in Impark and Services, and First Union has (i) invested $30.0 million in a joint venture which purchased nine retail malls for approximately $311.7 million, (ii) purchased one retail center for approximately $21.0 million, (iii) purchased three apartment communities for a total of approximately $36.0 million and (iv) sold three office properties and an attached parking garage for a total of approximately $13.1 million. The Company also sold its 50% ownership interests in two shopping centers for a combined gain of approximately $29.9 million and another mall at a sale price of $9.0 million, because they did not meet the Company's strategic property profile. In addition, the Company is redeveloping a retail mall into an office campus in suburban Denver, Colorado, in response to the increasing demand for office space and the decreasing demand for retail space in that market.

     First Union plans to concentrate its acquisition efforts on the acquisition of parking properties. The Management Company, through Impark or other affiliates of the Management Company, may also engage in the acquisition of parking management companies. First Union believes that its acquisition strategy will lead to corresponding growth in funds from operations and its focus on parking property ownership in the United

States will enable the Company to more fully utilize the stapled stock structure to maximize the total return to holders of the Shares. The success of the Company's acquisition strategy is dependent on a number of factors, including the availability of additional debt or equity financing and the availability of suitable acquisition candidates meeting the Company's financial and operational criteria. The Offering is part of an ongoing effort of the Company to strengthen its balance sheet with the ultimate goals of funding its growth plans, improving its credit ratings and reducing its cost of capital.

     With its management restructuring and investment in market research, construction management and state-of-the-art accounting and management information systems, and the acquisition of controlling interests in Impark and Services by the Management Company, the Company believes it is properly positioned to take advantage of superior opportunities in its core areas of activity with special emphasis on acquiring parking assets. While it will continue to manage its retail and apartment portfolios aggressively with the goal of improving the return on its investment, management's focus and the Company's expected growth over the near term will be in the parking sector.

REDEVELOPING THE PORTFOLIO

     In 1995 and 1996, the Company spent a total of $45.8 million in capital expenditures, including tenant improvements, an amount which exceeded the aggregate amount spent over the prior five year period from 1990 to 1994 as the following graph illustrates. Since January 1994, the Company has initiated significant redevelopment programs on five retail centers aggregating approximately 2.5 million square feet and completed capital improvement programs on three apartment properties. Management believes that these improvements were important in signing an aggregate of approximately 550,000 square feet of new retail leases during 1995 and 1996 and increasing average monthly apartment rental rates from approximately $599 to $627 per unit during 1996. The Company believes that several investment opportunities exist to improve its current portfolio through expansion, renovation and lease-up opportunities.

                  CAPITAL EXPENDITURES AND TENANT IMPROVEMENTS
                                 (IN THOUSANDS)

1990                        $  4,963
1991                           5,876
1992                          10,260
1993                          12,796
1994                           8,357
1995                          25,510
1996                          20,264

RESTRUCTURING THE BALANCE SHEET

     In 1994, the Company began the restructuring of its balance sheet. The Company initiated this process in the first quarter of 1994 by decreasing its dividend by 44% from $0.72 on an annualized basis in 1993 to $0.40 on an annualized basis in 1994, simultaneously decreasing its annual payout ratio from 66% of funds from operations to 44%. See Note 6 of Selected Financial Data for a description of the Company's calculation of funds from operations. The Company decreased its dividend because of reduced cash flow due to the receipt of the last installment payment from a capital gain transaction that occurred in 1983, and because it determined to retain more capital for renovations and improvements to existing properties. Improved Property Net Operating Income allowed the Company to increase its dividend by 10% in the fourth quarter of 1995 to $0.44 on an annualized basis resulting in a payout ratio of 48% of funds from operations for 1996.

     In September 1996, the Company restructured its two revolving credit agreements aggregating $80.0 million into a single $90.0 million credit facility with an expanded bank group. Borrowings under the new credit facility bear interest at the Eurodollar rate plus 200 basis points or the lender's prime interest rate at the option of the Company. This credit facility, which is secured by the same collateral that secured the prior facilities, has a two-year term that can be extended thereafter each year at the request of the Company and upon consent of the bank group.

     In October 1996, as part of the further restructuring of its balance sheet, First Union issued 2.3 million shares of Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the "Preferred Shares") at an offering price of $25.00 per share. The net proceeds of $54.1 million from the Preferred Shares offering were used to reduce debt outstanding under the credit facility.

     In January 1997, First Union issued approximately 3.9 million Shares resulting in net proceeds to the Company of approximately $46.1 million. The net proceeds were used to repay indebtedness, to provide funds for future development and acquisition activity, improve the Company's debt-to-total market capitalization ratio and provide First Union with full borrowing capacity under its $90.0 million credit facility. As of May 5, 1997, First Union had approximately $57.5 million of borrowing capacity remaining under such credit facility.

                              THE PARKING INDUSTRY

GENERAL OVERVIEW

     In 1996, First Union, having effected improvements in its existing retail and apartment operations, concluded that the time was appropriate to explore previously untapped uses of its stapled stock structure. It undertook investigation, research and evaluation of various real estate segments that lent themselves to ownership and operation under a stapled stock structure, such as hotels, assisted living/nursing homes, recreation facilities, including golf courses and ski resorts, and parking. After analyzing the opportunities, risks, competitive environment and its own strengths and weaknesses, management concluded that the parking industry was the appropriate market on which First Union should focus beginning in 1997.

     The parking industry today is highly fragmented, consisting of a limited number of nationwide companies and a large number of smaller, privately held operators. Additionally, a substantial number of industry participants provide parking as an ancillary service in connection with property management or ownership. Based upon the research report of The Parking Market Research Company dated May 1997, the private parking sector consisted of approximately 2,200 firms generating over $4.0 billion in annual revenues in 1995. Based upon such report, the overall size of the parking industry in 1995, including public parking lots, was in excess of $8.0 billion. There are approximately 18,000 to 22,000 multi-level parking structures in the United States. The parking industry is consolidating as property managers and property owners favor larger-scale parking service operations, more reliable operating systems, better revenue controls and increased emphasis on customer service.

     In the private sector, industry growth is expected to result from privatizations, acquisitions and new construction. While some growth in revenues from existing operations is possible through redesign, increased operational efficiency, or increased facility use and prices, such growth is ultimately limited by the size of a facility and market conditions.

     The Company believes that consolidation of the parking industry is being driven by the opportunity to achieve economies of scale. The most obvious savings from consolidation will be attained by reducing redundant overhead costs, but may also be achieved through operating improvements such as implementing improved management practices and control systems. Consolidation is driven, on the demand side, by the requirements of large property owners for professional management, increased services, upfront capital investments and superior financial reporting.

     The Company believes that successful market participants in this consolidation stage of the parking industry will be those with operational expertise and that few operators in this industry have the requisite infrastructure and management expertise to gain market share. These factors have contributed to the Company's decision to focus on the parking sector.

     The Company anticipates the continued growth of the private parking industry due to general trends which include the following:

     - Major long-term industry consolidation through acquisitions.

     - Privatization of government controlled parking, patrolling, ticketing and other related services.

     - Outsourcing by public and private commercial real estate owners.

     - Changing industry lease practices requiring significant upfront lease payments which favor well-capitalized operations.

     - Increased demand for professionally managed lots as parking lots become a more desirable asset class.

     In addition, improving real estate fundamentals in the central business district and suburban office markets, and the resulting increase in occupancy levels, should have a positive impact on the parking industry.

PARKING OPPORTUNITIES

     First Union believes that it can become the leading owner, and that the Management Company can become the leading manager, of parking facilities in North America, by capitalizing on the following existing opportunities:

     - First Union will aggressively seek to acquire selected parking properties now under Impark management.

     - Impark expects to identify parking acquisition opportunities as it expands into new United States markets.

     - By leasing properties it purchases in the United States to the Management Company, holders of Shares benefit from tax advantages not available to shareholders of non-stapled stock REITs.

     - The Company will seek to become a leader in the privatization of government-owned parking facilities.

     - The Company will aggressively seek to take advantage of outsourcing opportunities by public and private commercial real estate owners.

     - As a publicly traded company, First Union has access to capital markets not available to most of its competitors.

                              RECENT DEVELOPMENTS

IMPARK ACQUISITION

     On April 17, 1997, the Management Company acquired controlling interests in Impark and Services.

  IMPARK

     Impark is one of the largest parking management companies in North America, operating over 1,400 surface lots and parking structures that comprise approximately 215,000 parking spaces, primarily in Canada. Impark was founded in 1962 and currently has operations in Canada, the United States and Asia. Impark is Canada's only parking operator with a nationwide presence. Impark management estimates that it has a 75% share of the private parking market in Canada which represents ten times the number of lots managed by its nearest competitor. The Company believes that Impark is regarded in the industry as one of the leaders in customer service orientation and technological advances, and the Company envisions significant expansion by Impark into the United States as its next logical step, while continuing to build upon its already leading Canadian position. Impark's supporting business subsidiaries include The Park-Ur-Self System, Inc. and Imperial-Weitz L.L.C. joint venture.

     The Park-Ur-Self System, Inc. -- The Park-Ur-Self System, Inc. ("Park-Ur-Self") is a manufacturer of self parking equipment. Its customer base includes Impark as well as other owners of parking properties and Impark competitors. The self parking equipment accepts cash (and can be programmed to accept certain foreign currency), credit cards and bank debit cards, and delivers a ticket to the customer. Self parking equipment is generally cost effective for owners or managers willing to invest upfront capital because of the elimination of most labor costs required by the traditional "gate and ticket spitter" equipment used in conjunction with attendants. Park-Ur-Self also manufactures ticket dispensing equipment designed for municipally run parking facilities and public transit authorities.

     Imperial-Weitz L.L.C. -- In 1996, Impark formed a joint venture with The Weitz Company ("Weitz"), located in Des Moines, Iowa, which will provide parking consulting, design and construction services throughout the United States and Canada. This joint venture combines Impark's comprehensive parking facility design and operating capabilities with Weitz's construction expertise. The Company believes that Impark will benefit from its early stage involvement in the design and construction of new parking facilities when competing for the subsequent management contract to operate such facilities.

  SERVICES

     Services is a newly created separate entity which consists of certain subsidiaries formerly owned by Impark. Services has three primary lines of business: security, collections and manufacturing/distribution.

     Inner-Tec Security Consultants Ltd. -- Founded in 1981, Inner-Tec Security Consultants Ltd. ("Inner-Tec") is a major provider of uniformed security services in western Canada. Impark acquired Inner-Tec in 1995 in response to increased demands from customers to provide high quality security services for its existing operations. Because security is an important component of the operation of parking management, the integration of Inner-Tec in conjunction with Impark's services should provide the Company with competitive advantages.

     City Collection Company Ltd. -- City Collection Company Ltd.
("Collections") was established in 1984 to conduct the collection and enforcement operations of Impark. Although Impark is the largest customer for Collections, Collections is actively seeking to expand and diversify its customer base by providing parking violation collection services for municipalities and institutions. Recent trends toward privatization of this function is providing Collections with an excellent opportunity to increase its business.

     Compupark Systems Corporation -- Compupark Systems Corporation ("Compupark") is a manufacturer and distributor of parking equipment for traditional, attended parking facilities. Its product lines include gates, fee terminals, ticket issuing machines, card access controllers, automated pay stations, vehicle detectors and complete software systems. In addition to the manufacture and sale of its own equipment, Compupark is a

North American distributor for Park-Ur-Self equipment as well as Scheidt Bauchman parking equipment, a European manufacturer which makes similar equipment to that of Compupark.

  FINANCIAL RESULTS

     Based on audited financial statements furnished to the Company in connection with the acquisition of Impark, Impark and its subsidiaries (including the former Impark subsidiaries acquired by Services) have experienced an approximate 26.3% compound annual growth rate ("CAGR") in total revenues and an approximate 38.2% CAGR in earnings before interest, taxes, depreciation and amortization ("EBITDA") over the four years ending with the fiscal year ending March 31, 1996. Total revenues for the twelve months ended March 31, 1996 and for the nine months ended December 31, 1996 were approximately CDN. $237.4 million and CDN. $182.0 million, respectively. EBITDA for the twelve months ended March 31, 1996 and for the nine months ended December 31, 1996 were approximately CDN. $6.2 million and CDN. $5.3 million representing EBITDA margins (EBITDA divided by total revenues) of approximately 2.6% and 2.9%, respectively.

  FINANCING

     The aggregate purchase price for Impark and Services, based on the rate of currency exchange at the date of closing, was approximately $75.0 million (including approximately $26.3 million of assumed indebtedness).

     In connection with the acquisition, Impark refinanced a term loan and an acquisition line of credit with BT Bank of Canada and Hongkong Bank of Canada. The financing, of which approximately $26.3 million was funded at closing, has a term of three years and bears interest, at the option of Impark, at either a floating rate equal to the Canadian Bankers Acceptance rate plus 175 basis points or at a floating rate equal to 75 basis points over the greater of (i) the prime rate of BT Bank of Canada or (ii) the Canadian Bankers Acceptance rate plus 100 basis points. First Union was paid a fee by such banks in exchange for the right by such banks to put the loans to First Union at par during the thirty-second month, beginning on November 18, 1999. First Union's obligation under the put is not currently secured. However, First Union may be required to place United States or Canadian government securities in a trust to collateralize its obligation to the banks under certain circumstances relating to First Union's compliance with financial covenants. At maturity, Impark will pay as additional interest to the lenders an amount which provides an internal rate of return of an additional 55 basis points calculated on a retroactive basis. This additional payment is not required to be made if the put is exercised by the banks.

     First Union provided a subordinated loan to an indirect Management Company subsidiary to partially finance the acquisition of Impark and Services. The current outstanding amount of this loan is the Canadian dollar equivalent of approximately $24.0 million. After the acquisition, this Management Company subsidiary was amalgamated with Impark, with the amalgamated company continuing to operate as Impark. First Union similarly provided a subordinated loan equal to the Canadian dollar equivalent of approximately $6.6 million to Services. Each of the loans has a term of 12 years with a stated interest rate of 12%, of which 4% is payable currently and the remaining 8% accrues and will be payable at maturity. Each loan is guaranteed by the respective subsidiaries of Impark and Services and is secured by the assets of such subsidiaries on a subordinated basis.

  SHAREHOLDER ARRANGEMENTS

     In connection with the acquisition of Impark, the Management Company acquired approximately 67% of the voting common stock (representing approximately 6.5% of the total equity of Impark), and Impark's former owners received non-voting common stock of Impark. The holders of the non-voting common stock issued to the former owners of Impark have the right (but not the obligation) to put such stock to First Union at an escalating price beginning approximately 18 months after the closing for a specified thirty-day period if certain "trigger events" occur, or after 30 months have passed in all other events (although First Union has the right to extend the final put date for an additional six months upon the payment of a fee to such holders). Such holders can exercise the put prior to 18 months if First Union or Impark files for bankruptcy or certain other events occur. In addition, First Union was granted a call right on such non-voting common stock of Impark which enables First Union to purchase such stock for a thirty-day period beginning upon the 12-month anniversary of a trigger event and for a thirty-day period beginning upon the 24-month anniversary of a trigger event. The purchase price payable under the put and the call increases from the aggregate issue price as of April 17, 1997 of approximately $10.6 million at an 8% per annum rate on the outstanding amount for the first six months and compounded by an additional one percentage point per annum each six month period thereafter up to a maximum rate of 17% per annum. To secure First Union's obligations under this agreement, First Union has agreed to place certain United States or Canadian government securities on deposit with a trustee.

     As part of the acquisition of Impark, certain members of management of Impark and Services received non-voting common stock, voting common stock and preferred stock of Impark and voting common stock of the immediate parent of Services. These shareholders entered into shareholder agreements pursuant to which Impark and the immediate parent of Services have the right to purchase such shares under certain circumstances at prices generally based on the financial performance of Impark and Services.

ADDITIONAL MANAGEMENT

     Upon completion of the Impark acquisition, the Management Company added a number of experienced individuals to its management team, including Paul Clough, President and Chief Executive Officer of Impark. Mr. Clough has 27 years of experience in the parking industry with Impark. He became Vice President-Operations in 1980 and, following a major restructuring in 1985, President and Chief Executive Officer. Under his stewardship, Impark expanded across Canada from its initial base in British Columbia. Mr. Clough is supported by a senior management team with extensive operating and financial expertise. The Company believes that Mr. Clough's focus on systems, standards and personnel development through recruitment and training has enabled Impark to compile an outstanding management team. See "Management."

INVESTMENT IN JOINT VENTURE

     On September 27, 1996, First Union invested $30.0 million as equity in a joint venture which purchased a portfolio of nine retail shopping malls, comprising approximately 5.8 million square feet of gross leasable area, located in midsize markets in Louisiana, Arkansas, Texas, Oklahoma and New Mexico. The joint venture's purchase price for the nine malls was approximately $311.7 million, which included the assumption of approximately $50.0 million in existing mortgage debt and a new mortgage loan for $165.0 million provided by an affiliate of one of the members of the joint venture. Eight of the mall properties were acquired in fee and one was acquired through the purchase of a 50% partnership interest in the mall.

     The members of the joint venture are First Union, affiliates of General Motors Acceptance Corporation ("GMAC") and Cargill, Incorporated ("Cargill"). The joint venture has entered into an agreement with a third party to make an equity investment in the joint venture to replace a portion of the investment of Cargill, as described below. The joint venture members selected First Union to be the managing member of the joint venture, and First Union has in turn retained its affiliated Management Company as property manager for all nine malls. First Union may be removed for cause as managing member only by a majority interest of the joint venture pursuant to the terms of the joint venture agreements. The Management Company may be removed under the management agreements for cause, and upon the happening of certain events, as set forth in the management agreements. Although presently a minority investor in the joint venture, First Union has approval rights over major business and operating issues, such as capital expenditures, leasing criteria, dispositions of any one of the nine mall properties and changes to the joint venture arrangements.

     The assets of the joint venture consist of nine retail shopping malls which the Company believes to be the dominant retailing facilities in each of their respective midsize markets in the southwestern United States. The total size of the portfolio is approximately 5.8 million square feet (including anchor-owned space) with individual malls ranging in size from approximately 442,000 square feet to approximately 917,000 square feet. The In-line occupancy rate was approximately 84% as of December 31, 1996, and average In-line store sales were approximately $245 per square foot at such date. Each mall is anchored with at least one Dillard's department store. Other primary anchor tenants include JCPenney, Sears, Mervyn's, McRaes, Foley's, Wal-Mart and Service Merchandise. Because the majority of the malls were built during the 1980's and have a modern appearance, the Company believes only minor capital expenditures will be required over the next several years.

     First Union's $30.0 million investment in the joint venture is comprised of $3.5 million in common equity and $26.5 million in preferred equity. The aggregate equity investment of the other parties is $83.5 million which is comprised of $10.0 million in common ($6.6 million owned by GMAC and $3.4 million owned by Cargill) and $73.5 million in preferred equity owned by GMAC and Cargill, as described below.

     The preferred equity is divided into three series, of which First Union's is the most junior in distribution and liquidation priority. First Union's preferred equity is entitled to distributions at a fixed rate of 10% for the first five years and 4% thereafter. The two senior series of preferred equity consist of a $35.0 million series owned by Cargill (the "Cargill Senior Preferred") and a $38.5 million series owned by GMAC (the "GMAC Series B Preferred"). The Cargill Senior Preferred is entitled to distributions at a floating rate equal to LIBOR plus 500 basis points (which increases by 50 basis points after each three month period). The joint venture has given Cargill notice of its intention to exercise the right to redeem the Cargill Senior Preferred on May 21, 1997. The joint venture has entered into an agreement with Goldman Sachs Mortgage Company ("GSMC") pursuant to which GSMC will make an investment of $35.0 million in newly issued preferred equity of the joint venture (the "GSMC Senior Preferred") to replace the Cargill Senior Preferred concurrently with the redemption of the Cargill Senior Preferred. The GSMC Senior Preferred is entitled to distributions at a floating rate equal to LIBOR plus 400 basis points. The GMAC Series B Preferred is entitled to distributions at a floating rate equal to LIBOR plus 600 basis points. The joint venture has purchased an interest rate cap that limits its exposure to LIBOR increasing above 7%. Generally, additional income and cash, if any, after preferred distributions will be allocated and distributed proportionately to the joint venture members according to their common equity ownership.

     First Union has call options on all of the preferred equity held by the other joint venture members. The call price of the Cargill Senior Preferred is equal to 100% of its face amount plus accumulated distributions thereon, with interest but without any additional premium. The call price of the GSMC Senior Preferred is equal to 100% of its face amount plus the amount necessary to provide the holder thereof with a 12% annualized internal rate of return, after taking into account distributions previously made on the GSMC Senior Preferred. The call price of the GMAC Series B Preferred is equal to 100% of its face amount plus the amount necessary to provide the holder thereof with a 15.75% annualized internal rate of return, after taking into account distributions previously made on the GMAC Series B Preferred.

     The holders of the Cargill Senior Preferred and the GMAC Series B Preferred have, and the holder of the GSMC Senior Preferred will have, put options back to the joint venture with respect to their preferred equity commencing in September 1998 in the aggregate amount of $10.0 million; put options on the remainder of the preferred equity are exercisable at the end of the third and fourth years. First Union has the right to contribute capital to the joint venture in order to enable the joint venture to satisfy those puts. Any such capital contributed by First Union will constitute additional amounts of First Union's series of preferred equity. The put prices are identical to the call prices, as described above.

     If First Union is unable or unwilling to contribute capital to the joint venture so that the put options can be satisfied, GMAC and Cargill have, and GSMC will have, the right to offset the dollar amount of such put option by transferring an equivalent amount of capital from First Union's capital account and increasing their own accounts by such amount. As long as First Union has any capital balance remaining in the joint venture, it has the right to have its capital account subsequently restored by meeting the put and paying certain additional amounts. There can be no assurance that First Union will have sufficient funds available to make the capital contributions which may be required to satisfy the put options of the other joint venture members or that First Union will choose to make such capital contributions at that time. The failure to make such capital contributions would have a material adverse effect on the financial condition of First Union.

     In the event that First Union acquires (or the joint venture redeems) all the outstanding preferred equity of the other joint venture members, First Union will then have call options on all of the common equity of the other joint venture members as well. The call price of the common equity is equal to 100% of the face amount plus the amount necessary to provide the holder thereof with a 20% annualized internal rate of return, after taking into account distributions previously made on the common equity. In addition, for so long as Cargill's common equity is outstanding, Cargill is entitled to receive $75,000 per month. There are no put options on the common equity.

     Although no assurances can be given, First Union anticipates that it will exercise its right to purchase the interests of its joint venture partners during 1997 for an amount that the Company currently estimates would aggregate approximately $85.9 million as of June 1, 1997. The Company expects to finance such exercise through the sale of debt or equity securities and/or through borrowings under its existing revolving credit facilities. In connection with the exercise of such call options, First Union may also need to take certain other actions in order to remain in compliance with certain financial covenants contained in First Union's debt instruments.

     GMAC Commercial Mortgage Corporation provided an aggregate of $165.0 million in new first mortgage financing for this acquisition. The financing encumbers seven of the properties and those properties are cross-collateralized and their mortgages have cross default provisions. The mortgages are at a fixed interest rate of 8.43% and provide for amortization on a 30-year schedule. The unpaid balances are due ten years after commencement.

FINANCIAL RESULTS

     In the first quarter of 1997, revenues increased 11% to $22.1 million compared to $19.9 million for the same period in 1996. Property Net Operating Income was $11.8 million for the quarter, an increase of 12% over the $10.5 million reported in the first quarter of 1996. These results show the steady improvement in operations over the past year as First Union continues the implementation of its strategic plan. The increase in Property Net Operating Income reflects a number of positive factors, including higher overall occupancy levels, increased rental rates and the Company's share of income generated from the joint venture which acquired nine retail malls in September 1996.

     Funds from operations, before the preferred dividend, increased to $5.4 million for the quarter ended March 31, 1997, compared to $2.6 million for the same quarter in the prior year. Funds from operations, after the preferred dividend, was $4.2 million. See Note 6 of Selected Financial Data for a description of the Company's calculation of funds from operations.

FINANCING

     In January 1997, First Union issued approximately 3.9 million Shares at a public offering price of $12.125 per Share, resulting in net proceeds to the Company of approximately $46.1 million.

     In October 1996, First Union issued 2.3 million Preferred Shares at par value of $25.00 per share with aggregate net proceeds to the Company of approximately $54.1 million. Each Preferred Share is convertible into approximately 3.31 Shares. The conversion price of $7.5625 per Share represented a 10% premium over the market price of the Shares on the date of issuance of the Preferred Shares. The distributions on the Preferred Shares are cumulative and equal to the greater of $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or the cash distributions on the Shares into which the Preferred Shares are convertible (determined on each of the quarterly distribution payment dates for the Preferred Shares). The Preferred Shares are not redeemable prior to October 29, 2001, and at no time will they be redeemable for cash. First Union may redeem the Preferred Shares for Shares at a redemption price equal to the conversion price on and after October 29, 2001 if for 20 trading days within any period of 30 consecutive trading days, the closing price of the Shares on the NYSE equals or exceeds the conversion price of $7.5625 per share.

     Since January 1996, First Union has completed four mortgage loans, replacing $48.5 million of variable rate debt with fixed rate debt at an average rate of 7.5%. During the third quarter of 1996, First Union restructured its two existing credit agreements totaling $80.0 million into a single $90.0 million credit facility with an expanded bank group for a two-year term that can be extended thereafter each year at the request of the Company and upon consent of the bank group. Borrowings under this credit facility bear interest at the Eurodollar rate plus 200 basis points or the lender's prime interest rate at the option of the Company.

REAL PROPERTY DISPOSITIONS

     In January 1997, a retail mall located in Wilkesboro, North Carolina was sold for approximately $9.0 million in cash. The Company recorded a loss of approximately $5.0 million which was taken against a previously recorded reserve.

     In the first quarter of 1996, two office buildings and an attached parking garage located in Cleveland, Ohio were sold for approximately $8.8 million. First Union recorded a loss of approximately $5.6 million which was taken against a previously recorded reserve. First Union received from the purchaser approximately $1.8 million in cash and a secured note which was repaid at the end of the second quarter of 1996.

     The two office buildings and the retail mall were identified through the strategic planning process as assets appropriate for disposition.

TRUSTEE AND MANAGEMENT ACQUISITION OF SHARES

     The Board of Trustees believes it is important that management have an ownership interest in First Union's Shares.

     Through the first four months of 1997, six officers and other management personnel acquired more than 238,000 Shares through the Company's long term incentive ownership plan and exercise of stock options. James C. Mastandrea, Chairman and Chief Executive Officer, was the largest acquirer with 114,580 Shares, increasing his total to 394,000 Shares. Other officers and their 1997 Share acquisitions include: Steven M. Edelman, Executive Vice President and Chief Financial Officer, 10,618 Shares; Paul F. Levin, Senior Vice President, General Counsel and Secretary, 10,515 Shares; John J. Dee, Senior Vice President and Chief Accounting Officer, 13,002 Shares; Thomas T. Kmiecik, Senior Vice President and Treasurer, 10,418 Shares; and Daniel E. Nixon, Executive Vice President and Director of Retail, First Union Management, Inc., 16,102 Shares. Other members of First Union management acquired an aggregate of 62,952 Shares, resulting in total acquisitions by management in the first four months of 1997 of 238,187 Shares.

     As of December 31, 1996, management owns or has the opportunity to earn more than 2.5 million Shares, options and restricted Shares (including options and restricted Shares specifically set aside for executive officers to be granted upon achieving financial goals). Mr. Mastandrea directly owns or has the opportunity to earn Shares, options and restricted Shares totaling more than 1.2 million Shares (including options and restricted Shares set aside to be granted upon achieving financial goals). Additionally, other members of the Board of Trustees own approximately 100,000 Shares.

     In June 1996, the Board of Trustees established a Deferred Compensation Plan (the "Plan") for non-employee Trustees. Participants may elect to defer retainers and fees earned as Trustees and may elect to have the deferred amounts invested in either a money market fund or in Shares. All participants in the Plan have elected to have their deferred amounts invested in Shares and approximately 19,000 Shares were purchased under the Plan during 1996.

                              OPERATING DIVISIONS

     In January 1994, First Union divided its then-existing operations into separate and distinct business divisions: retail, apartments and office. Upon the acquisition of a controlling interest in Impark by the Management Company, and the sale of certain parking properties of Impark to First Union, First Union established parking as a fourth separate division. A description of each division follows.

PARKING DIVISION

     Historically, the parking assets of First Union consisted of three parking facilities located in downtown Cleveland, Ohio. With the acquisition of a controlling interest in Impark and Services by the Management Company, these facilities, together with ten parking facilities sold by Impark to First Union, will be operated by Impark or another affiliate of the Management Company. Impark, founded in 1962, is one of the largest parking management companies in North America. It currently operates more than 1,400 surface lots and parking structures with approximately 215,000 parking spaces, primarily in Canada. As part of the acquisition of Impark by the Management Company, certain former subsidiaries of Impark which provide a variety of parking-related services, including manufacturing and sales of state-of-the-art equipment, parking enforcement, signage, collection and advisory services, were acquired by Services. Impark's senior management team, including Impark's Chief Executive Officer Paul Clough, have signed long-term, equity-based shareholder agreements with Impark. Impark and Services have more than 3,000 employees in the aggregate.

RETAIL DIVISION

     Presently the largest of First Union's operating divisions, the retail division achieved a 16% increase in Property Net Operating Income in 1996. In-line occupancy rates increased from approximately 68% at year end 1995 to approximately 76% at year end 1996. The retail portfolio consists of 13 properties, primarily enclosed regional shopping malls, comprised of approximately 5.4 million square feet in 10 states throughout the United States. The Company also has an approximate 26% interest in a joint venture which owns nine additional malls in the southwestern United States, totaling approximately
5.8 million square feet. Management believes that the leasing staff of the retail division, which is part of the Management Company, has been effective in strengthening First Union's image, name recognition and presence as a retail property owner/operator. First Union seeks the most creditworthy retailers/tenants in the industry, while maintaining tenant and geographic diversification within its retail division to minimize its downside risk. A specialty leasing department and a retail marketing unit for the Management Company were created in 1995. The specialty leasing department seeks to capitalize on existing opportunities within the Company's mall properties, and the retail marketing staff organizes special events and promotes the properties to shoppers.

APARTMENT DIVISION

     The Company owns nine apartment communities consisting of over 2,400 residential units. The properties are located in four states in the midwest and southeast. At December 31, 1996, occupancy for the nine apartment communities was approximately 93%. The apartments accounted for approximately 22% of First Union's total real estate investments and contributed approximately 19% to total Property Net Operating Income for the year ended 1996. The management team intends to improve resident retention by establishing a quality property image, by providing competitive pricing and by responding to resident needs. The Company strives to maintain the value of its properties by refurbishing its existing apartment communities to create additional value for this segment of the portfolio.

OFFICE DIVISION

     First Union's office division consists of six properties totaling approximately 1.8 million square feet. First Union intends over time to divest its entire office portfolio, with the exception of its headquarters building, as part of the Company's strategic plan to redirect a major portion of its capital resources from office properties into parking, retail and apartment acquisition opportunities. Leasing efforts by the Management Company have been increased to maximize the sale value of these properties.

     Consistent with its office liquidation strategy, First Union sold two older, Class "C" office buildings in early 1996. Excluding the two properties which are being redeveloped, Property Net Operating Income grew by approximately 8% in 1996 as compared to 1995, and overall occupancy increased from approximately 86% to approximately 89% during that time.

OTHER OPERATIONS

     MORTGAGE INVESTMENTS. Although historically an equity REIT, First Union's assets also included three mortgage investments at year-end 1996 with an aggregate outstanding balance of approximately $42.3 million. In February 1997, First Union received a net repayment of approximately $16.2 million in cash and a 10%, approximately $1.8 million second mortgage secured by the management agreement on an apartment complex. As the two remaining loans continue to amortize or are paid off at maturity, the interest income recognized by First Union will decline. Proceeds received will be reinvested in assets which provide a better fit with the Company's strategic plan.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations with respect to First Union. The summary is based on current law (which law is subject to change), is for general information only, and is not tax advice. A more complete discussion of the material federal income tax consequences to First Union relating to its election to be taxed as a REIT is set forth in the accompanying Prospectus.

     EACH INVESTOR SHOULD REFER TO THE ACCOMPANYING PROSPECTUS FOR THE ADDITIONAL DISCUSSION OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY AND HOLDERS OF THE SHARES. EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF FIRST UNION

     Asset Tests. At the close of each quarter of First Union's taxable year, First Union must satisfy two tests relating to the nature of its assets (with the composition of "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of First Union's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of First Union's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of First Union's total assets and (ii) 10% of the outstanding voting securities of any one such issuer.

     In connection with the acquisition of a controlling interest in each of Impark and Services by the Management Company, First Union made certain subordinated loans to Impark and Services on an unsecured basis. See "Recent Developments -- Impark Acquisition." In connection with such loans, First Union has determined that (i) the fair market value of each of such loans, including any accrued interest, fees and any other amounts payable thereon, is not in excess of 5% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles and (ii) the fair market value of all of such loans and First Union's other assets (other than assets represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments) do not have an aggregate fair market value in excess of 25% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles. Based on existing facts, First Union believes that it will be able to reaffirm this determination at the applicable times in the future. If, however, First Union were unable to satisfy the foregoing asset tests at the applicable time, First Union would be required to take preventative steps by disposing of certain assets or otherwise risk a loss of REIT status.

     In addition, as part of the acquisition of Impark, certain lenders of Impark and the former owners of Impark have the right to transfer certain loans of Impark and non-voting common stock of Impark to First Union at certain times. See "Recent Developments -- Impark Acquisition." If the transfer rights were exercised at a time when First Union's total assets were not sufficient to satisfy the foregoing asset tests, First Union would be required to take such preventative steps or otherwise risk such REIT status.

                                USE OF PROCEEDS

     The net proceeds to First Union from the sale of the Shares offered hereby, at an assumed public offering price of $13.75 per share (the last reported sale price of the Shares on the NYSE on May 5, 1997) and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $64.9 million ($74.7 million if the Underwriters' over-allotment option is exercised in full). First Union will use the net proceeds to repay indebtedness, to provide funds for future acquisitions and for general corporate purposes. The indebtedness to be repaid consists of $32.5 million of borrowings outstanding as of May 6, 1997 under the Company's $90.0 million credit facility, which bear interest at a weighted average rate of 7.93% per annum. Pending the Company's use of the net proceeds of the Offering, the net proceeds will be invested in short-term, investment grade securities or certificates of deposit.

                                 CAPITALIZATION

     The following table shows the combined capitalization of First Union and the Management Company at March 31, 1997, and as adjusted to give effect to the Offering and the use of the estimated net proceeds described herein.

                                                                             MARCH 31, 1997
                                                                       ---------------------------
                                                                       OUTSTANDING     AS ADJUSTED
                                                                       -----------     -----------
                                                                             (IN THOUSANDS)
SENIOR DEBT
  Bank loans(1)......................................................   $      --       $      --
  Mortgage debt, ranging from 6.869% to 9.375% and due 1998 to
     2014(2).........................................................     120,045         120,045
  8.875% Senior notes due 2003.......................................     100,000         100,000
                                                                       ----------      ----------
     Total debt......................................................     220,045         220,045
                                                                       ----------      ----------
SHAREHOLDERS' EQUITY
  Series A Preferred Shares (liquidation preference $25 per share)
     2,300,000 shares outstanding....................................      54,109          54,109
  Common Shares; 21,625,503 Shares outstanding; 26,625,503 Shares as
     adjusted........................................................      21,626          26,626
  Additional paid-in capital.........................................      96,038         155,929
  Undistributed income from operations...............................      13,399          13,399
  Undistributed capital gains........................................      14,949          14,949
  Dividend accrued for Common Shares.................................      (2,379)         (2,379)
                                                                       ----------      ----------
     Total shareholders' equity......................................     197,742         262,633
                                                                       ----------      ----------
     Total combined capitalization...................................   $ 417,787       $ 482,678
                                                                       ==========      ==========

---------------

(1) As of May 5, 1997, bank loans under the Company's $90.0 million credit facility were $32.5 million, which will be repaid with a portion of the net proceeds of the Offering. In April 1997, Impark assumed approximately $26.3 million of bank debt.

(2) In the first and second quarters of 1997, First Union repaid eight mortgage loans with a portion of the net proceeds of the Share offering completed in January 1997. The total of the mortgage loans repaid was approximately $8.0 million, of which an approximate aggregate amount of $3.0 million was repaid in April and May 1997. The loans had interest rates ranging from 8.375% to 9.375% and maturity dates ranging from 1998 to 2007.

                    PRICE RANGE OF SHARES AND DISTRIBUTIONS

     The Shares are listed on the NYSE under the symbol "FUR." The following table sets forth the high and low sale prices of the Shares on the NYSE and the distributions declared, for the periods indicated.

                                                                HIGH     LOW     DISTRIBUTIONS
                                                                ----     ---     -------------
    1995
         First Quarter........................................  $ 8 5/8  $ 6 1/2     $ .10
         Second Quarter.......................................    8        7           .10
         Third Quarter........................................    7 7/8    7 1/8       .10
         Fourth Quarter.......................................    7 5/8    6 7/8       .11
                                                                                    ------
                                                                                     $ .41
    1996
         First Quarter........................................  $ 8 1/8  $ 6 7/8     $ .11
         Second Quarter.......................................    7 3/8    6 3/8       .11
         Third Quarter........................................    7        6 3/8       .11
         Fourth Quarter.......................................   12 1/2    6 3/8       .11
                                                                                    ------
                                                                                     $ .44
    1997
         First Quarter........................................  $14 5/8  $11 3/8     $ .11
         Second Quarter (through May 5, 1997).................   14 1/4   13              (1)

---------------
(1) The second quarter 1997 dividend is expected to be declared in June.


     The closing price of the Shares on the NYSE on May 5, 1997 was $13.75 per share. On March 31, 1997, First Union had approximately 21.6 million Shares outstanding, owned by approximately 15,000 beneficial holders. The Company's Preferred Shares are listed on the NYSE under the symbol "FURPrA." The last reported closing price of the Preferred Shares on May 5, 1997 was $45.50 per share.

     To qualify as a REIT, First Union is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends-paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. First Union's distribution strategy is to distribute what it believes is a conservative percentage of its funds from operations, while permitting the Company to retain funds for capital improvements and other investments (but in any event it will distribute no less than the amount necessary to satisfy the annual distribution requirements for maintaining its REIT status). To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. See "Federal Income Tax Considerations -- Taxation of First Union -- Annual Distribution Requirements" in the accompanying Prospectus.

     Furthermore, if First Union fails to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior calendar years, First Union will be subject to a 4% excise tax on the excess of such required distributions.

     The declaration and payment of distributions is subject to the discretion of the Board of Trustees and is dependent upon the financial condition and operating results of First Union.

     For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. For a discussion of the federal income taxation of distributions to holders of Shares, see "Federal Income Tax Considerations -- Taxation of Shareholders," "Certain United

States Tax Considerations For Non-U.S. Shareholders -- Distributions from First Union" and "Certain United States Tax Considerations For Non-U.S.
Shareholders -- Information Reporting and Backup Withholding," as applicable, in the accompanying Prospectus. First Union annually notifies shareholders of the taxability of distributions paid during the preceding year. Approximately 4% of the distributions for 1996 was treated as capital gain for federal income tax purposes and approximately 96% as ordinary income.

     Under federal income tax rules, First Union's earnings and profits are first allocated to its Preferred Shares, to the extent any Preferred Shares are outstanding, which may increase the portion of the Share distribution classified as a return of capital. First Union anticipates that all of the dividends on the Shares will be taxable income to its holders for calendar year 1997.

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial data for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The selected financial data has been derived from, and should be read in conjunction with, the unaudited combined financial statements and accompanying notes included in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997 and 1996 and the audited combined financial statements and accompanying notes included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1994, 1993 and 1992 and Form 10-K/A for 1995.

                                             THREE MONTHS ENDED
                                                  MARCH 31,                        YEARS ENDED DECEMBER 31,
                                             -------------------     ----------------------------------------------------
                                               1997       1996         1996       1995       1994       1993       1992
                                             --------   --------     --------   --------   --------   --------   --------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
  Revenues.................................. $ 22,122   $ 19,897     $ 81,867   $ 79,205   $ 76,339   $ 74,339   $ 74,567
  Property net operating income (1).........   11,785     10,482       47,349     44,086     41,759     41,414     42,700
  Interest expense..........................    5,256      5,719       23,426     22,397     21,280     18,517     18,933
  Depreciation and amortization (2).........    3,230      3,753       13,149     11,901     10,555      9,763      9,179
  Income (loss) before preferred dividend,
    unrealized loss on carrying value of
    assets, capital gains, extraordinary
    loss and cumulative effect of accounting
    change (3)..............................    2,178       (877)       4,422      3,256      6,485     10,276     12,657
  Unrealized loss on carrying value of
    assets identified for disposition.......       --         --           --    (14,000)        --         --         --
  Capital gains.............................       --         --           --     29,870         --      4,948      5,775
  Extraordinary loss from early
    extinguishment of debt..................       --         --         (286)      (910)        --     (1,240)        --
  Cumulative effect of change in accounting
    for internal lease costs(2).............       --         --           --     (4,325)        --         --         --
  Net income (loss) before preferred
    dividend................................    2,178       (877)       4,136     13,891      6,485     13,984     18,432
  Preferred dividend........................    1,208         --          845         --         --         --         --
  Net income (loss) applicable to shares of
    beneficial interest.....................      970       (877)       3,291     13,891      6,485     13,984     18,432
  Net income (loss) applicable to shares of
    beneficial interest per share........... $   0.05   $  (0.05)    $   0.19   $   0.77   $   0.36   $   0.77   $   1.02
  Supplementary net income per share (4)....     0.05                    0.30

OTHER DATA
  Net cash provided by (used for)
    Operations.............................. $  7,122   $  5,077     $ 11,085   $ 12,989   $ 19,053   $ 19,649   $ 21,591
    Investing...............................   21,092     (6,795)     (47,002)   (28,345)   (26,507)    (6,911)     1,662
    Financing...............................    8,448      3,222       35,466     15,783    (28,094)    24,793    (35,621)
  EBIDA (5).................................    9,456      8,595       40,152     37,554     38,320     38,556     40,769
  Funds from operations after preferred
    dividends (2)(6)........................    4,222      2,633       16,010     14,291     16,472     19,701     21,468
  Preferred dividend accrued................    1,208         --          845         --         --         --         --
  Dividends declared........................    2,379      1,921        7,684      7,542      7,273     13,031     13,022
  Dividends declared per share.............. $   0.11   $   0.11     $   0.44   $   0.41   $   0.40   $   0.72   $   0.72
  Dividend payout as a percent of funds from
    operations (2)(6).......................       56%        73%          48%        53%        44%        66%        61%
  Ratio of combined income to fixed charges
    (7):
    Income from operations..................     1.40x       .84x        1.18x      1.13x      1.30x      1.54x      1.65x
    Net income..............................     1.40x       .84x        1.18x      1.82x      1.30x      1.80x      1.95x
  Ratio of net income to fixed charges and
    preferred dividend......................     1.15x       .84x        1.14x      1.82x      1.30x      1.80x      1.95x
  Ratio of EBIDA to interest expense........     1.80x      1.50x        1.71x      1.68x      1.80x      2.08x      2.15x

FINANCIAL POSITION AT END OF PERIOD
  Gross investment in real estate assets.... $449,926   $442,472     $459,563   $449,560   $436,394   $409,060   $397,493
  Total assets..............................  454,458    406,188      440,530    400,999    376,189    393,621    353,455
  Total debt................................  220,199    270,334      254,868    258,454    238,296    257,355    214,373
  Shareholders' equity......................  197,742     99,700      152,553    102,355    102,940    103,766    102,672


---------------

(1) Property net operating income is property revenue, equity in income of the joint venture, joint venture management fees and mortgage investment income less property operating expenses and real estate taxes, before debt service and depreciation and amortization.

(2) In December 1995, First Union changed its method to directly expense internal leasing costs and recorded a $4.3 million noncash charge for the cumulative effect of the accounting change as of the beginning of 1995. Funds from operations and depreciation and amortization for previous years have been restated for the change in accounting method on a basis comparable to 1995.

(3) Income before preferred dividend, unrealized loss on carrying value of assets, capital gains, extraordinary loss and cumulative effect of accounting change for the three months ended March 31, 1997 included a non-cash, non-recurring $700,000 recognition of income from the repayment of a wraparound mortgage investment which exceeded the basis in the investment. Additionally, income (loss) before preferred dividend, unrealized loss on carrying value of assets, capital gain or loss, extraordinary loss and cumulative effect of accounting change for the twelve months ended December 31, and the three months ended March 31, 1996 included $1.3 million of non-recurring, noncash charges comprised of $650,000 associated with the termination of a former executive officer's employment contract and $680,000 for the write-off of a tenant allowance related to an anchor tenant at a mall that was replaced with a tenant paying approximately $155,000 more in annual rent. Income before preferred dividend, unrealized loss on carrying value of assets, capital gains, extraordinary loss and cumulative effect of accounting change, for the year ended December 31, 1995, included $1.6 million of litigation and proxy expenses related to a minority shareholder lawsuit and proxy contest.

(4) Supplementary net income per share is a pro forma calculation which assumes the repayment of debt in 1996 and 1997 from a portion of the net proceeds from the Offering and a Share offering completed in January 1997, thereby reducing interest expense on a pro forma basis, and further assuming the newly issued Shares from each offering are outstanding as of the beginning of each period. For December 31, 1996, the assumptions of debt repaid of average balances outstanding during 1996 are $50.9 million under the bank line of credit and $8.9 million of certain mortgage loans that were repaid in 1997, reducing interest expense by $4.6 million on a pro forma basis. For March 31, 1997, the assumptions of debt repaid of balances outstanding at January 1, 1997 are $25.8 million under the bank line of credit and $8.1 million of mortgage loans, reducing interest expense by $.3 million on a pro forma basis.

(5) EBIDA is calculated as income (loss) before preferred dividends, unrealized loss on carrying value of assets, capital gain or loss, extraordinary loss and cumulative effect of accounting change plus interest expense and depreciation and amortization and after preferred dividend.

(6) The amount of funds from operations is calculated as income (loss) before preferred dividend, unrealized loss on carrying value of assets, capital gain or loss, extraordinary loss and cumulative effect of accounting change plus noncash charges for depreciation and amortization for both First Union and the joint venture interest. First Union has adopted the new definition of funds from operations as recommended by the National Association of Real Estate Investment Trusts (NAREIT). This definition of funds from operations excludes depreciation and amortization of debt issue costs and other corporate assets. Previously, First Union has chosen to add back all expenses included in depreciation and amortization. Accordingly, funds from operations and dividend payout as a percentage of funds from operations for the years 1992 through 1996 and for the three months ended March 31, 1996 have been restated to conform with the NAREIT definition. Although funds from operations does not replace net income (determined in accordance with generally accepted accounting principles) as a measure of performance, or net cash flows as a measure of liquidity, it is often used by real estate investment trusts as a supplemental measure of operating performance.

(7) For purposes of this computation, income from operations and net income represent combined income (loss) before unrealized loss on carrying value of assets, capital gain or loss, extraordinary loss and cumulative effect of accounting change before the preferred dividend and combined net income plus fixed charges, exclusive of construction interest capitalized. Fixed charges consist of all interest expenses, amortization of debt issue costs and the portion of ground rent and net lease payments which is believed to be representative of interest.

                                   MANAGEMENT

     In 1993, the Board of Trustees recruited James C. Mastandrea, a seasoned real estate and financial executive, to lead the repositioning of First Union. He plans to continue building upon First Union's franchise, significant size, history as a publicly-traded real estate firm and experienced staff to grow its portfolio. Mr. Mastandrea has recruited additional senior executives, promoted talent from within First Union, and restructured the entire organization. The primary goal set by Mr. Mastandrea and his team is to increase First Union's funds from operations through enhanced revenues and controlled operating expenses. The following executives are responsible for managing the affairs of First Union and the Management Company.

FIRST UNION

     JAMES C. MASTANDREA -- 53 -- CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER -- Mr. Mastandrea has been Chairman, President and Chief Executive Officer of First Union since January 1994. From February 1996 until February 1997, he also had the title of Chief Financial Officer. He was President and Chief Operating Officer of First Union from July 1993 through December 1993. Mr. Mastandrea was President and Chief Executive Officer of Triam Corporation, Chicago, Illinois, an investment advisor to various real estate investment funds, from 1991 to 1993. He was Chairman, President and Chief Executive Officer and founder of Midwest Development Corporation, Buffalo Grove, Illinois, from 1978 to 1991. From 1971 to 1978, Mr. Mastandrea served in various capacities in the field of commercial and real estate lending, including Vice President of Continental Bank, Chicago, Illinois, and with Mellon Bank, Pittsburgh, Pennsylvania. Mr. Mastandrea holds a bachelor of science degree in business from Cleveland State University and a master's degree in economics from Miami University of Ohio.

     STEVEN M. EDELMAN -- 42 -- EXECUTIVE VICE PRESIDENT - CHIEF FINANCIAL OFFICER -- Mr. Edelman was promoted to his current position in February 1997. He joined First Union in 1980 as Internal Auditor, after completing three years of public accounting experience with Touche Ross & Co.; became Assistant Controller in 1982; Acquisition Analyst in 1984; Assistant Vice President and Vice President - Acquisitions in 1985; Senior Vice President - Asset Management in 1992 and Executive Vice-President - Chief Investment Officer in 1996. In addition to overseeing and implementing First Union's investment program including acquisitions, asset sales, and the development of its assets and market research, he is responsible for coordinating the raising of capital and the financial planning process. Mr. Edelman holds a bachelor of science degree from Washington University, master of business administration degree from John Carroll University and is a certified public accountant.

     JOHN J. DEE -- 46 -- SENIOR VICE PRESIDENT - CHIEF ACCOUNTING
OFFICER -- Mr. Dee was promoted to his current position in 1996. He joined First Union as Accounting Manager in 1978; became Assistant Controller in 1979; Controller in 1981; Vice President - Controller in 1987; Senior Vice
President - Controller in 1992. He has had experience in both public accounting and industry, having spent two years with Peat Marwick Main & Co., and three years with Premier Industrial Corporation. He holds a bachelor of business administration degree from Cleveland State University and is a certified public accountant.

     PAUL F. LEVIN -- 50 -- SENIOR VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY -- Mr. Levin was promoted to his current position in 1994. He joined First Union in 1989 as Vice President - General Counsel and Secretary. Prior to joining First Union, he spent most of his career in private practice in Cleveland, Ohio, specializing in real estate, corporate and public law. Mr. Levin holds a bachelor of arts degree from Case Western Reserve University and a law degree from Columbia University.

     THOMAS T. KMIECIK -- 38 -- SENIOR VICE PRESIDENT AND TREASURER -- Mr. Kmiecik was promoted to his current position in January 1996. He joined First Union as Assistant Controller in 1984; became Treasurer in 1989; Vice President in 1994. In addition to his treasury responsibilities, he is involved in the capital markets and investor relations. Prior to joining First Union, he was a Senior Auditor with the Cleveland office of Arthur Young & Company for four years. He holds a bachelor of business administration from Baldwin-Wallace College and is a certified public accountant.

     GREGORY C. SCOTT -- 33 -- CONTROLLER -- Mr. Scott was promoted to the position of Controller in 1996. He had served as the Assistant Controller of First Union since 1989. Prior to joining First Union, he was a Senior Auditor with the Cincinnati office of Arthur Andersen LLP for four years. He holds a bachelor of science degree from Miami University of Ohio and is a certified public accountant.

     FRANK SCHWAB -- 46 -- VICE PRESIDENT - DEVELOPMENT -- Mr. Schwab joined First Union in March 1995. Prior to joining First Union, he was Chief Financial Officer and Director for Sundance Homes Inc. from 1992 through 1994 and was instrumental in their conversion from private ownership to a public company in mid-1993. Previously, Mr. Schwab was with Irving Federal Bank ("IFB") and Development Equities Inc. ("DEI"), a wholly owned subsidiary of IFB, from 1974-1992 serving as President and Director for both. Mr. Schwab also served as Director of Rescorp Development and Chairman of Rescorp Finance from 1986-1991. He holds a bachelor of science degree from the University of Illinois and a master of business administration degree from Roosevelt University.

THE MANAGEMENT COMPANY

     DANIEL E. NIXON, JR. -- 48 -- EXECUTIVE VICE PRESIDENT - DIRECTOR OF RETAIL DIVISION -- Mr. Nixon was promoted to his current position in January 1996 and is the senior operating officer of the Management Company. He joined First Union in 1978 as Credit Manager; became Assistant Vice President of Operations in 1978; Assistant Vice President of Administration in 1980; Vice President - Lease Administration in 1982; Vice President - Office Building Operations in 1983; Vice President - Director of Leasing in 1985; Vice President - Shopping Center Development in 1989; Vice President - Director of Retail in 1994 where he was responsible for the entire retail portfolio which included leasing and operations. Mr. Nixon holds a bachelor of economics/business administration degree from Marietta College.

     KENNETH H. LOKIEC -- 49 -- VICE PRESIDENT - DIRECTOR OF RETAIL
OPERATIONS -- Mr. Lokiec joined First Union in September 1996 and is responsible for the operations of First Union's retail portfolio and the retail properties managed for a joint venture. Most of Mr. Lokiec's 26 years of mall experience were gained at DeBartolo Property Management, Inc. where he headed the property management department responsible for all third party management relationships, operations, security, facilities, risk management and property taxes for a 60 million square foot portfolio.

     MARK P. GORMAN -- 46 -- ASSISTANT VICE PRESIDENT - DIRECTOR OF
APARTMENTS -- Mr. Gorman joined First Union in April 1997. He is responsible for the operation of First Union's apartment properties. Mr. Gorman has 24 years experience managing multi-family properties in more than 40 markets throughout the United States. Prior to joining First Union he was Regional Vice President for a national real estate company based in Big Rock, Illinois. Mr. Gorman holds a bachelor of science degree in education from the University of Kansas and earned his certified property manager designation from the Institute of Real Estate Management in 1997.

     SUSAN M. FOWLER -- 45 -- VICE PRESIDENT - DIRECTOR OF THE OFFICE
DIVISION -- Ms. Fowler joined First Union in June 1995. She is responsible for the operations and leasing activities of First Union's office buildings. Ms. Fowler has experience in office leasing, management and sales, having worked with Adler Galvin Rogers, Inc., and Coldwell Banker Commercial Real Estate Services, both of Cleveland, Ohio, from 1983 to 1990. During the years 1981-1982 she worked with the Management Company as a regional leasing manager. Ms. Fowler holds a bachelor of arts degree from West Liberty State College and a master's degree in education from Kent State University.

     KEVIN FARRELL -- 36 -- VICE PRESIDENT - DIRECTOR OF CONSTRUCTION -- Mr. Farrell was promoted to his current position in June 1994. He joined First Union in 1993 as Director of Construction where he has supervisory duties relating to the upgrade and renovation of First Union's portfolio of core properties. Prior to joining First Union, he was associated with the Chicago-based firms of Draper & Kramer, Inc., The Linpro Group, and Fifield Development, where he managed construction and renovation projects. Mr. Farrell holds a bachelor's degree in civil engineering from the University of Illinois at Champaign-Urbana and a master's degree in business administration from the Illinois Institute of Technology.

  IMPARK

     PAUL CLOUGH -- 49 -- CHAIRMAN AND CHIEF EXECUTIVE OFFICER -- Mr. Clough joined Impark in 1969 and gained valuable experience by working in all areas of the parking business. He became Vice President in charge of all operations in 1980. In 1985, Impark initiated a major restructuring of its management team and Mr. Clough was made President and Chief Executive Officer of Impark. Mr. Clough is active in the National Parking Association in North America, presently as a Director, and the Canadian Parking Association most recently as a Director. Mr. Clough has a business administration diploma from the British Columbia Institute of Technology.

     BRUCE NEWSOME -- 47 -- SENIOR VICE PRESIDENT - CHIEF FINANCIAL
OFFICER -- Mr. Newsome joined Impark in December 1983 as Controller. In 1986, Mr. Newsome progressed to Vice President, Finance and Controller and was promoted to his current position of Senior Vice President, Chief Financial Officer, in 1989. He is responsible for the design and implementation of Impark's accounting system. Before joining Impark, Mr. Newsome was a Senior Manager at the accounting firm of KPMG Peat Marwick Thorne. Mr. Newsome is a Chartered Accountant, and received his bachelor of commerce degree from the University of Alberta in 1973.

     DOUG POIRIER -- 45 -- SENIOR VICE PRESIDENT - CANADIAN OPERATIONS -- Mr. Poirier joined Impark in October of 1989 as General Manager, Vancouver. Prior to joining the company, Mr. Poirier was a Senior Accounts Manager at the HongKong Bank of Canada. Mr. Poirier was appointed to his current position in 1994.

     ROBIN BATEMAN -- 49 -- VICE PRESIDENT -- Mr. Bateman joined Impark in April 1996 from the HongKong Bank of Canada where he served for 18 years, most recently as Vice President and Branch Manager in Montreal. His responsibility is the management and development of related real estate joint ventures and acquisitions along with various corporate responsibilities.

  SERVICES

     MICHAEL T. MENZIES -- 38 -- PRESIDENT -- Mr. Menzies became President of the newly created Services at the time of the acquisition by the Management Company. Previously, he had been Corporate Vice President for Impark. Mr. Menzies was President and Managing Director of Inner-Tec Security Services, now a subsidiary of Impark, for 15 years. Mr. Menzies is responsible for all activities of Services, including Inner-Tec Security Services, Compupark and Collections.

BOARD OF TRUSTEES

     The Board of Trustees is comprised of James C. Mastandrea, Chairman, the only insider, and eight independent members with public and private company experience. Five of the nine Trustees, including Mr. Mastandrea, have become members since 1994, including one director appointed in 1997. One of the nine Trustees has been a member since the early 1990's. The remaining three members of the Board of Trustees have been members since the mid-1980's. Not only is the Board of Trustees independent in composition, but it encompasses a breadth of experience that includes real estate, retail, finance and banking. Since 1994, the Board of Trustees has doubled its share holdings in First Union. The independent Trustees and their public and private company experience are listed below.

                                                                                                  TRUSTEE
      NAME AND AGE              PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND AFFILIATIONS        SINCE
-------------------------    -----------------------------------------------------------------    -------
KENNETH K. CHALMERS (67)     Mr. Chalmers is a business consultant. He was formerly Executive       1994
                             Vice President of Continental Bank, Chicago, Illinois, and its
                             successor, Bank of America Illinois, a commercial bank, from 1984 to 1994.



                                                                                                  TRUSTEE
      NAME AND AGE              PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND AFFILIATIONS        SINCE
-------------------------    -----------------------------------------------------------------    -------
WILLIAM E. CONWAY (69)       Mr. Conway has been Chairman of Fairmount Minerals, Ltd., a miner      1985
                             and processor of industrial minerals, since 1978. He was also
                             Chief Executive Officer from 1978 until March 1996. Mr. Conway is also a director of The Huntington National Bank of Ohio.

DANIEL G. DEVOS (39)         Mr. DeVos is Chairman, President and Chief Executive Officer of        1994
                             Landquest International, L.L.C., a private real estate
                             investment, development and management company. He is also Vice
                             President, Corporate Affairs of Amway Corporation, a direct sales consumer product business.

ALLEN H. FORD (68)           Mr. Ford is a consultant and was formerly Senior Vice                  1983
                             President - Finance and Administration of The Standard Oil
                             Company, an integrated petroleum company. Mr. Ford is a director of Gliatech, Inc., a biotechnology company, and Parker Hannifin
                             Corporation, an industrial machinery company.

RUSSELL R. GIFFORD (57)      Mr. Gifford was President of CNG Energy Services Corporation, an       1991
                             unregulated energy marketing company providing gas and electric energy services throughout North America, from 1994 to 1996. He was President and Chief Executive Officer of The East Ohio Gas
                             Company, Cleveland, Ohio, a distributor of natural gas, from 1988 to 1994. Mr. Gifford is a director of National City Bank and
                             Bearings, Inc., a distributor of bearings and mechanical
                             equipment.

SPENCER H. HEINE (54)        Mr. Heine has been Executive Vice President, Secretary and             1996
                             General Counsel of Montgomery Ward Holding Corp., a national retail chain, since September 1991, and has been a director of that company since May 1992. Mr. Heine has been Executive Vice
                             President, Secretary and General Counsel of Montgomery Ward &
                             Co., a subsidiary of Montgomery Ward Holding Corp. since April
                             1994, and has been a director of that company since May 1992. He is also President of Montgomery Ward Properties, a subsidiary of
                             Montgomery Ward. & Co.

E. BRADLEY JONES (69)        Mr. Jones was Chairman and Chief Executive Officer of LTV Steel        1986
                             Company, an integrated steel company, from July 1984 to December
                             1984. Prior to that, he was Chairman and Chief Executive Officer from 1982 to 1984 of Republic Steel Corporation. Mr. Jones is a
                             director of TRW Inc., a diversified auto parts, spacecraft and laser company; Consolidated Rail Corporation; Cleveland-Cliffs
                             Inc, a processor of iron ore pellets; Birmingham Steel
                             Corporation, an operator of mini-mills and manufacturer of steel products; and RPM, Inc., a manufacturer of specialized chemical protective agents; and is a Trustee of Fidelity Funds.

                                                                                                  TRUSTEE
      NAME AND AGE              PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND AFFILIATIONS        SINCE
-------------------------    -----------------------------------------------------------------    -------
HERMAN J. RUSSELL (66)       Mr. Russell is Chairman of H. J. Russell & Company, a general          1997
                             construction, construction management, brokerage, and real estate development and management company. He formed the company in
                             1959. He is also Chairman and Chief Executive of Russell
                             Properties, Inc., a real estate development company formed by Mr.
                             Russell in 1991, and of Concessions International, Inc., an
                             airport food and beverage concessionaire formed by Mr. Russell in
                             1978. He is a director of Citizens Trust Bank, Georgia Power
                             Company, Wachovia Corporation, National Service Industries, Inc.
                             and Georgia Ports Authority.

BOARD OF DIRECTORS OF THE MANAGEMENT COMPANY

     The Board of Directors of the Management Company include:

                                                                                                 DIRECTOR
      NAME AND AGE             PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND AFFILIATIONS        SINCE
-------------------------    ----------------------------------------------------------------    --------
ADOLF POSNICK (71)           Mr. Posnick is Chairman of the Management Company and has been a      1985
                             Director since 1985. He was the Chairman and Chief Executive
                             Officer of Ferro Corporation, Cleveland, Ohio, a manufacturer of specialty materials for industry from 1989 to 1991.
HENRY G. PIPER (74)          Mr. Piper has been a Director of the Management Company since         1989
                             1989. He was the Chairman of Brush Wellman, Inc., Cleveland,
                             Ohio, a producer of high performance-engineered materials for industry from 1980 to 1988.
DAVIS R. BONNER (54)         Mr. Bonner became a Director of the Management Company in April       1997
                             1997. Mr. Bonner has 26 years experience in the banking
                             industry, currently as Vice President and Senior Lending Officer for National City Bank, Cleveland, Ohio.

                                  UNDERWRITING

     Prudential Securities Incorporated, Alex. Brown & Sons Incorporated and Sutro & Co. Incorporated (the "Underwriters") have agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the Shares offered hereby. The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Shares offered hereby if any are purchased.

                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
     ------------------------------------------------------------------------   ---------
     Prudential Securities Incorporated......................................
     Alex. Brown & Sons Incorporated.........................................
     Sutro & Co. Incorporated................................................
                                                                                ---------
          Total..............................................................   5,000,000
                                                                                =========

     The Underwriters have advised the Company that they propose to offer the Shares initially at the public offering price set forth on the cover page of this Prospectus Supplement, that the Underwriters may allow to selected dealers a concession of $ per share; and that such dealers may reallow a concession of $ per share to certain other dealers. After the initial public offering, the offering price and concessions may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 750,000 additional Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Shares offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 5,000,000.

     The Company has agreed to indemnify the Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company and its trustees, directors and executive officers have agreed, subject to certain exceptions, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Shares or any securities convertible into, or exchangeable or exercisable for, any Shares for a period of 90 days from the date of this Prospectus Supplement, without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, waive such lock-up provisions and release all or any portion of the securities subject to such agreements.

     Prudential Securities Incorporated acted as financial adviser to the Company, and received a fee of approximately $750,000, in connection with the Impark transaction, and has a financial advisory agreement with the Company with respect to the acquisition of parking related assets.

     In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Shares or the Preferred Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Shares for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Shares in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Shares in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 750,000 Shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any selling group member participating in the Offering) for the account of the other

Underwriters, the selling concession with respect to Shares that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the issuance of the Shares offered pursuant to this Prospectus Supplement will be passed upon for First Union by Mayer, Brown & Platt, and certain legal matters for the Underwriters by Pryor, Cashman, Sherman & Flynn. As to all matters of Ohio law, Mayer, Brown & Platt will rely on the opinion of Paul F. Levin, Senior Vice President - General Counsel and Secretary of First Union.

                                    EXPERTS

     The combined financial statements and schedules as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the accompanying Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS
----------

                            FIRST UNION REAL ESTATE
                        EQUITY AND MORTGAGE INVESTMENTS

                                  $200,000,000

                       DEBT SECURITIES, PREFERRED SHARES,
                     SHARES, SECURITIES WARRANTS AND RIGHTS

    First Union Real Estate Equity and Mortgage Investments ("First Union") may from time to time offer and sell in one or more series (i) its unsecured senior debt securities (the "Debt Securities"); (ii) Preferred Shares of Beneficial Interest (the "Preferred Shares"); (iii) Shares of Beneficial Interest, par value $1.00 per share (the "Shares"); or (iv) warrants to purchase Debt Securities (the "Debt Securities Warrants"), warrants to purchase Preferred Shares (the "Preferred Shares Warrants") and warrants to purchase Shares (the "Shares Warrants"), with an aggregate public offering price of up to $200,000,000, on terms to be determined by market conditions at the time of offering. In addition, First Union may issue in the form of a dividend, shareholder purchase rights entitling owners of Shares to subscribe for and purchase Shares (the "Rights"). The Debt Securities Warrants, the Preferred Shares Warrants and the Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Shares, Shares, Securities Warrants and Rights (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of First Union or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions, and any initial public offering price, along with any other relevant specific terms; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, along with any other relevant specific terms; (iii) in the case of Shares, any initial public offering price, along with any other relevant specific terms;
(iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, along with any other relevant specific terms; and (v) in the case of the Rights, the kind and number of Shares which will be offered pursuant to the Rights, and the period during which and price at which the Rights will be exercisable, along with any other relevant specific terms. In addition, such specific terms may include limitations on direct or indirect beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of First Union as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly by First Union, or through agents designated from time to time by First Union, or to or through underwriters or dealers, which may include affiliates of First Union, or through a combination of the foregoing. If any agents, dealers or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                 The date of this Prospectus is October 7, 1996

                             AVAILABLE INFORMATION

     First Union is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning First Union can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. First Union's outstanding Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "FUR", and all such reports, proxy material and other information filed by First Union with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     First Union has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

     The following documents filed by First Union with the Commission (File No. 1-6249) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

          (1) First Union's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1995;

          (2) First Union's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (3) First Union's Current Reports on Form 8-K and Form 8-K/A dated June 12, 1996; and

          (4) Description of First Union's Share Purchase Rights included in the Registration Statement on Form 8-A dated March 30, 1990.

     All documents filed by First Union pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     First Union will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to First Union Real Estate Equity and Mortgage Investments, 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, Attention: Treasurer, telephone
(216) 781-4030.

                                  FIRST UNION

     First Union is a real estate investment trust ("REIT") whose primary business is acquiring, repositioning, owning and managing retail and apartment properties. First Union intends to divest itself in the near term of its ownership of office buildings except for its headquarters building in Cleveland. First Union has, for the past 35 years, qualified as a REIT for federal income tax purposes and, as such, is not subject to federal corporate income tax so long as certain requirements are met, primarily the distribution to shareholders of at least 95% of its taxable income.

     First Union's portfolio is diversified by geographical locations, tenant mix and rental markets. As of September 30, 1996, First Union's portfolio included 15 retail properties, eight apartment communities, five office buildings, an investment in land under the Huntington Building in Cleveland, and three parking facilities.

     First Union leases space to approximately 1,100 commercial tenants including well-known shopping mall retailers such as JC Penney, Kmart, Sears, Montgomery Ward, Wal-Mart and The Limited. First Union is also landlord to apartment dwellers for nearly 2,300 units.

     First Union is a self-administered REIT which employs a full-time salaried staff. First Union presently net leases 34 of its properties to First Union Management, Inc. (the "Management Company"), which operates these properties for its own account as a separate taxable entity. The Management Company is 100% beneficially owned by First Union's shareholders. For financial reporting purposes, the financial statements of the Management Company are combined with those of First Union.

     First Union was formed as an Ohio business trust in 1961. First Union's executive offices are located at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937 and its telephone number is (216) 781-4030.

                                USE OF PROCEEDS

     Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, First Union intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include acquisition and development of shopping malls and apartment communities, investment in co-investment ventures, improvement of the properties in the portfolio and repayment of secured or unsecured indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The Debt Securities will be issued under one or more indentures (each an "Indenture") between First Union and a trustee (the "Indenture Trustee"), each to be dated as of a date prior to the issuance of the Debt Securities to which it relates. A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, is incorporated herein by reference and is available as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured and unsubordinated obligations of First Union and will rank equally with all other unsecured and unsubordinated indebtedness of First Union. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of

Trustees of First Union (the "Board of Trustees") or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     Reference is made to the Prospectus Supplement relating to the Debt Securities offered thereby for the specific terms of such Debt Securities, including:

          1. the title of such Debt Securities;

          2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          3. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

          4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

          6. the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon First Union in respect of such Debt Securities and the Indenture may be served;

          7. the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of First Union, if First Union is to have such an option;

          8. the obligation, if any, of First Union to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          9. the percentage of the principal amount at which such Debt Securities will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Shares, Preferred Shares or Debt Securities of another series, or the method by which any such portion shall be determined;

          10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          11. whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          12. whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of First Union or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

          13. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

          14. whether such Debt Securities will be issued in certificated or book-entry form;

          15. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

          16. the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

          17. if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          18. the terms, if any, upon which Debt Securities may be convertible into Shares, Preferred Shares or Debt Securities of another series of First Union and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          19. if convertible, in connection with the preservation of First Union's status as a REIT, any applicable limitations on the ownership or transferability of the Shares, Preferred Shares or other shares of beneficial interest of First Union into which such Debt Securities are convertible;

          20. whether and under what circumstances First Union will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether First Union will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

          21. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). All material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Under the Indenture, First Union will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

     Except as set forth in the Indenture or in one or more indentures supplemental thereto, the Indenture will not contain any other provisions that would limit the ability of First Union to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving First Union or in the event of a change of control. However, First Union's By-Laws (the "By-Laws") contain restrictions on ownership and transfers of the Shares which are designed to preserve First Union's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Shares of Beneficial Interest -- Restriction on Size of Holdings." Reference is made to the applicable Prospectus

Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of First Union that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series, other than Debt Securities issued in global form (which may be in any denomination), will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Indenture Trustee, provided that, at the option of First Union, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     If any date for the payment of principal or interest falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such date for the payment of principal or interest, as the case may be, through and including such next Business Day (Section 113). "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the applicable place of payment are required or authorized by law, regulation or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and either may be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Indenture Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

REGISTRATION AND TRANSFER

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Indenture Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Indenture Trustee. Every Debt Security surrendered for conversion or registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but First Union may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). First Union may designate a transfer agent or transfer agents (in addition to the Indenture Trustee) with respect to any series of Debt Securities. If First Union has designated such a transfer agent or transfer agents, First Union may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that First Union will be required to maintain a transfer agent in each Place of Payments for such series. First Union may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither First Union nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of the business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     First Union, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either First Union shall be the continuing entity or, the successor entity (if other than First Union) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of First Union or any Subsidiary as a result thereof as having been incurred by First Union or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," First Union will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights (charter and statutory) and franchises of First Union and its Subsidiaries; provided, however, that First Union shall not be required to preserve any right or franchise if the Board of Trustees determines that the preservation thereof is no longer desirable in the conduct of the business of First Union and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

     Maintenance of Properties. First Union will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of First Union may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that First Union and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

     Insurance. First Union will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their full insurable value with financially sound and reputable insurance companies (Section 1007).

     Payment of Taxes and Other Claims. First Union will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of First Union or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of First Union or any Subsidiary; provided, however, that First Union shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

     Provision of Financial Information. Whether or not First Union is subject to Section 13 or 15(d) of the Exchange Act, First Union will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which First Union would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if First Union were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which First Union would have been required so to file such documents if First Union were so subject. First Union will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such holders, copies of the annual reports and quarterly reports which First Union would have been required to file with the Commission pursuant to Section 13 or 15(d) if First Union were subject to such sections, and (ii) file with the Indenture Trustee copies of the annual reports, quarterly reports and other documents which First Union would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if First Union were subject to such Sections; and (y) if filing such documents by First Union with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of First Union and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or in an indenture supplement thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default which continues for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of First Union contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of First Union or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against First Union or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed or unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000) for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of First Union or any Significant Subsidiary or for all or substantially all of the property of First Union or any Significant Subsidiary; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Indenture Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to First Union (and to the Indenture Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) First Union shall have deposited with the Indenture Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Indenture Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or premium or the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Indenture Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Indenture Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Indenture Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder; except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section
508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, First Union must deliver to the Indenture Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or

Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the currency or currencies, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by First Union with certain covenants in the Indenture (Section 1012).

     Modifications and amendments of the Indenture may be made by First Union and the Indenture Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to First Union as obligor under the Indenture; (ii) to add to the covenants of First Union for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon First Union in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series and related coupons, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Shares, Preferred Shares or Debt Securities of another series of First Union; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity in the Indenture, correct or supplement any provision in the Indenture which may be defective or inconsistent or make any other changes with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by First Union or any other obligor upon the Debt Securities or any Affiliate of First Union or of such other obligor shall be disregarded (Section
101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Indenture Trustee, and also, upon request, by First Union or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section
1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Indenture Trustee and First Union, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     First Union may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401, 1402, 1403 and 1404).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, First Union may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Section 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "-- Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by First Union with the Indenture Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. (Section 1404)

     Such a trust may only be established if, among other things, First Union has delivered to the Indenture Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after First Union has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     In the event First Union effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (f) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Indenture Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, First Union would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Shares, Preferred Shares or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Shares, Preferred Shares or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or First Union, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect First Union's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Shares.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, First Union anticipates that the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by First Union if such Debt Securities are offered and sold directly by First Union. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of First Union, the Indenture Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     First Union expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. First Union also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by First Union within 90 days, First Union will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, First Union may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by First Union, of $1,000 and integral multiples thereof.

NO PERSONAL LIABILITY

     No past, present or future Trustee, officer, employee or shareholder, as such, of First Union or any successor thereof shall have any liability for any obligations of First Union under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

INDENTURE TRUSTEE

     The Indenture provides that there may be more than one Indenture Trustee thereunder, each with respect to one or more series of Debt Securities. Any Indenture Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Indenture Trustee may be appointed to act with respect to such series. In the event that two or more Persons are acting as Indenture Trustee with respect to different series of Debt Securities, each such Indenture Trustee shall be a Indenture Trustee of a trust under the Indenture separate and apart from the trust administered by any other Indenture Trustee (Section 610), and, except as otherwise indicated herein, any action described herein to be taken by the Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Indenture Trustee under the Indenture. (Section 609)

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The following description sets forth certain general terms and provisions of the Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Shares issuable pursuant to subscription offerings or rights offerings, upon conversion or exchange of Preferred Shares or Debt Securities or upon the exercise of Shares Warrants. The statements below describing the Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of First Union's Declaration of Trust (the "Declaration of Trust") and By-Laws.

     The number of Shares which First Union is authorized to issue is unlimited. All Shares are entitled to participate equally in any distributions thereon declared by First Union. Subject to the provisions of the By-Laws regarding Excess Shares (as defined below), each outstanding Share entitles the Holder thereof to one vote on all matters voted on by shareholders (as described below), including the election of Trustees. Shareholders have no pre-emptive rights. The outstanding Shares are fully paid and non-assessable and have equal liquidation rights. The Shares are fully transferable except that their issuance and transfer may be regulated or restricted by First Union in order to assure qualification by First Union for taxation as a REIT. See "Restriction on Size of Holdings." The Shares are not redeemable at the option of First Union or of any shareholder. The Board of Trustees are authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into Shares and warrants, rights or options to purchase Shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to the Shares. The issuance of additional Shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place as the Trustees may from time to time determine. Special meetings may be called at any time and place when ordered by a majority of the Trustees, or upon written request of the holders of not less than one-quarter of the outstanding Shares.

SHAREHOLDER LIABILITY

     The Declaration of Trust provides that no shareholder shall be personally liable in connection with the property or the affairs of First Union, and that all persons shall look solely to property of First Union for satisfaction of claims of any nature arising in connection with affairs of First Union.

     Under present Ohio law, no personal liability will attach to shareholders of First Union, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, the shareholders may in some jurisdictions other than Ohio be held personally liable to the extent that such claims are not satisfied by First Union, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from the general assets of First Union. First Union carries insurance which the Trustees consider adequate to cover any probable tort claims. To the extent the assets and insurance of First Union should be insufficient to reimburse a shareholder who has been required to pay a claim against First Union, the shareholder would suffer a loss. The statements in this paragraph and the next preceding paragraph also apply to holders of the Preferred Shares, although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

REIT QUALIFICATION

     Under regulations of the Internal Revenue Service, the Trustees must have continuing exclusive authority over the management of First Union and the conduct of its affairs, free from any control by the shareholders, other than the right to elect or remove Trustees, to terminate the Declaration of Trust, to ratify amendments to the Declaration of Trust, and certain other permitted rights, if First Union is to continue to qualify as a REIT under the applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"). If First Union is to have limited liability for its shareholders under Ohio law, it is also required that the Trustees have absolute control over the management of First Union free from any control by the shareholders, other than the right to elect Trustees or to approve certain actions of the Trustees. Consequently, the only voting power presently granted to the shareholders is the right by a majority vote (i) to elect Trustees, (ii) when approved by a majority of the Trustees, to approve or disapprove the transfer of the assets of First Union to a corporation, and to approve or disapprove amendments to the Declaration of Trust or termination of the Declaration of Trust, and (iii) when removal is proposed by all other Trustees, to approve or disapprove removal of any Trustee. First Union has no fixed duration and will continue indefinitely, unless terminated as provided in the Declaration of Trust.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Shares is National City Bank. The Shares are listed on the NYSE under the symbol "FUR."

RESTRICTION ON SIZE OF HOLDINGS

     The By-Laws restrict beneficial ownership of First Union's outstanding capital stock by a single person, or persons acting as a group, to 9.8% (the "Share Ownership Limit") of the Shares, which limitation assumes that all securities convertible into Shares owned by such person or group of persons have been converted. The purposes of these provisions are to assist in protecting and preserving First Union's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For First Union to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned by five or fewer individuals at any time during the last half of First Union's taxable year. The provision permits five persons each to acquire up to a maximum of 9.8% of the Shares, or an aggregate of 49% of the outstanding Shares, and thus, assists the Trustees in protecting and preserving REIT status for tax purposes.

     Shares owned by a person or group of persons in excess of 9.8% of First Union's outstanding Shares ("Excess Shares") shall not be entitled to any voting rights; shall not be considered outstanding for quorums or voting purposes; and shall not be entitled to dividends, interest or any other distribution with respect to the securities.

TRUSTEE LIABILITY

     The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of First Union or by Trustees for the benefit and on behalf of First Union.

Under the Declaration of Trust and Ohio law respecting REITs, Trustees are not liable to First Union or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to First Union and its shareholders.

BENEFICIAL OWNERSHIP OF THE MANAGEMENT COMPANY

     All of the shares of the Management Company are owned in trust for the benefit of owners of First Union's Shares pursuant to a declaration of trust dated as of October 1, 1996, as amended (the "Management Company Declaration of Trust"). The Management Company Declaration of Trust provides that the net income of the trust estate shall be paid from time to time to the First Union shareholders in proportion to the number of Shares of First Union held by them. Upon termination of the trust, each holder of Shares of First Union is entitled to a proportionate share of the net proceeds received upon the sale of the assets of the trust estate. The trustees of the trust may require, as a condition to the receipt of any payment of the net income or of the net proceeds upon termination, that a shareholder demonstrate that the Shares of First Union owned by him, together with any Shares the ownership of which is attributed to him by the Code, does not exceed 5% of the then outstanding Shares of First Union. The Management Company Declaration of Trust provides that the trust shall terminate upon the termination of First Union. The trustees of the trust are selected by the Trustees of First Union. See "Federal Income Tax
Considerations -- Taxation of First Union -- Stapled Stock."

SHAREHOLDER RIGHTS PLAN

     In March 1990, the Board of Trustees declared a dividend with respect to each Share consisting of one right to purchase one Share at an exercise price of $50 per right. If a person or group, excluding certain affiliated entities of First Union, acquires 15% or more of the outstanding Shares (except in a tender offer or exchange offer approved by the Board of Trustees), is declared to be an "adverse person" by the Board of Trustees or engages in certain self-dealing transactions with the First Union ("flip-in events"), each right, other than rights owned by a 15% owner or an "adverse person", entitle the holder to purchase one Share for its par value (currently $1 per share). If First Union is acquired in a merger or other business combination ("flip-over events"), each right entitles the holder to purchase, for $1, shares of the acquiring company having a market value equal to the market value of one Share.

     The rights may be redeemed by First Union at a price of $0.01 per right at any time prior to the earlier of a "flip-in" or "flip-over" event or the expiration of the rights on March 30, 2000.

             DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

GENERAL

     Subject to limitations prescribed by Ohio law and the Declaration of Trust, the Board of Trustees is authorized to issue, without the approval of the shareholders, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. All Preferred Shares issued will be duly authorized and fully paid. The Prospectus Supplement relating to the Preferred Shares will set forth whether or not the holders of the Preferred Shares will be entitled to the benefit of the Management Company Declaration of Trust. See "Description of Shares of Beneficial
Interest -- Beneficial Ownership of the Management Company."

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms of such Preferred Shares, including:

          (1) The title and stated value of such Preferred Shares;

          (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (4) The date from which dividends on such Preferred Shares shall cumulate, if applicable;

          (5) The provision for a sinking fund, if any, for such Preferred
     Shares;

          (6) The provision for redemption, if applicable, of such Preferred Shares;

          (7) Any listing of such Preferred Shares on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Shares, including the conversion price (or manner of calculation thereof);

          (9) Whether interests in such Preferred Shares will be represented by Global Securities;

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

          (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

          (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of First Union;

          (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of First Union; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares, in each case as may be appropriate to preserve the status of First Union as a REIT.

     To protect First Union's status as a REIT, separate restrictions on ownership of Preferred Shares similar to the restrictions on ownership of Shares may be imposed. See "Description of Shares of Beneficial Interest -- Restriction on Size of Holdings".

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of First Union, rank (i) senior to all classes or series of Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by First Union the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by First Union the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of First Union's general creditors.

DIVIDENDS

     Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of assets of First Union legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of First Union on such record dates as shall be fixed by the Board of Trustees.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and First Union will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Shares or any other shares of beneficial interest of First Union ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Shares or any other shares of beneficial interest of First Union ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by First Union (except by conversion into or exchange for other shares of beneficial interest of First Union ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of First Union, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by First Union in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, Shares or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of First Union, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of First Union pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, First Union shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of First Union ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by First Union and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares), by lot in a manner determined by First Union or by any other method as may be determined by First Union in its sole discretion to be equitable.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of First Union. Unless otherwise specified in the applicable Prospectus Supplement, each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by First Union in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Union, then, before any distribution or payment shall be made to the holders of any Shares or any other class or series of shares of beneficial interest of First Union ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of First Union, the holders of each series of Preferred Shares shall be entitled to receive out of assets of First Union (excluding the assets of the Management Company) legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of First Union. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of First Union are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of First Union ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of the Preferred Shares, the remaining assets of First Union shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up of First Union, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of First Union with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of First Union, shall not be deemed to constitute a liquidation, dissolution or winding up of First Union.

VOTING RIGHTS

     Holders of the Preferred Shares of a particular series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

     If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series, or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares"), are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of Parity Shares of any other series (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

     The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into First Union, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series) of (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, First Union may create additional classes of Parity Shares and Preferred Shares of any other series ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares") and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

     Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving First Union or a sale of all or substantially all of the assets of First Union.

     With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any Voting Preferred Shares will be entitled to cast the number of votes set forth in the respective Prospectus Supplement with respect to that series of Preferred Shares and Voting Preferred Shares. As a result of the provisions requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Parity Shares, it is possible that the holders of such Parity Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or First Union, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

TRANSFER AGENT AND REGISTRAR

     The name and address of the transfer agent and registrar for any series of Preferred Shares will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF SECURITIES WARRANTS

     First Union may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares or Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between First Union and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of First Union in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities

Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which First Union may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Shares or Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Shares, or to exercise any applicable right to vote.

     To protect First Union's status as a REIT, separate restrictions on ownership of Securities Warrants similar to the restrictions on ownership of Shares may be imposed. See "Description of Shares of Beneficial
Interest -- Restriction on Size of Holdings."

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Shares or Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by First Union), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, First Union will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities

Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Shares covered by, a Shares Warrant is subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Shares; (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase shares of Shares at less than their current market price (as defined in the Warrant Agreement for such series of Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of Shares covered by, a Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Shares covered by, a Shares Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of First Union with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares);
(ii) sale, transfer, lease or conveyance of all or substantially all of the assets of First Union; or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value or from par value to no par value), then any holder of a Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Shares.

                             DESCRIPTION OF RIGHTS

     As set forth under "Plan of Distribution" below, First Union may sell the Shares to investors directly through Rights. If Shares are to be sold through Rights, such Rights will be distributed as a dividend to owners of the Shares for which such shareholders will pay no separate consideration. The Prospectus Supplement with respect to the offer of Shares pursuant to Rights will set forth the relevant terms of the Rights, including (i) the kind and number of Shares which will be offered pursuant to the Rights, (ii) the period during which and the price at which the Rights will be exercisable, (iii) the number of Rights then outstanding, (iv) any provisions for changes to or adjustments in the exercise price of the Rights and (v) any other material terms of the Rights. See "Plan of Distribution."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the material Federal income tax consequences to First Union and its shareholders of the treatment of First Union as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax law nor does the discussion address special considerations, if any, which may relate to the purchase of Debt Securities, Preferred Shares or Securities Warrants.

     Based upon certain representations of First Union and as described further below, in the opinion of Mayer, Brown & Platt, counsel to First Union, First Union's existing legal organization and its method of operation, as described in this Prospectus and as represented by it, will enable it to satisfy the requirements for qualification as a REIT. This opinion is based on certain assumptions relating to the organization and operation of the Management Company and of any partnerships in which First Union will hold an interest, and is conditioned upon certain representations made by First Union as to certain factual matters relating to First Union's and the Management Company's organization and manner of operation. It is also based on the assumption that for all of its taxable years (or portion thereof) prior to the date of this Prospectus, First Union satisfied all of the requirements necessary for qualification as a REIT under the Code, and the assumption that all organizational documents for First Union and the Management Company are complied with. In addition, this opinion is based on the law existing and in effect on the date hereof. First Union's qualification and taxation as a REIT in the future will depend upon First Union's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that First Union will satisfy such tests on a continuing basis.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as First Union, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations.

     If First Union fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, First Union could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     First Union believes it properly elected and continued to elect REIT status for all taxable years since its filing of a REIT election, and the Board of Trustees believes that First Union has operated and expects that First Union will continue to operate in a manner that will permit First Union to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on First Union continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on First Union's operating results.

TAXATION OF FIRST UNION

     General. In any year in which First Union qualifies as a REIT, it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. First Union may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     Notwithstanding its qualification as a REIT, First Union may also be subject to taxation in certain other circumstances. If First Union should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which First Union fails either the 75% or the 95% test, multiplied by a fraction intended to reflect First Union's profitability. First Union will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below, and if First Union has (i) income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if First Union should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, First Union would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. First Union may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. The Management Company will be taxed on its income at regular corporate rates. First Union uses the calendar year both for Federal income tax purposes and for financial reporting purposes.

     Stapled Stock. First Union and the Management Company are "stapled entities" as defined in Section 269B of the Code. Section 269B of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50% in value of the beneficial ownership in each of such entities consists of interests which, by reason of form of ownership, restrictions on transfers, or other terms or conditions, the transfer of one of such interests requires the transfer of the other of such interests. Section 269B of the Code provides that if the shares of a group of entities that include a REIT are stapled, then such entities shall be treated as one entity for purposes of applying the REIT provisions of the Code. If Section 269B of the Code were to apply to First Union and the Management Company, then First Union might not be able to satisfy the "Gross Income Tests" as described below that are necessary to qualify as a REIT.

     Prior to the enactment of Section 269B of the Code, First Union received two rulings from the Internal Revenue Service sanctioning the stapling of First Union and the Management Company. These rulings provided that (i) even though First Union and the Management Company were "stapled," such stapling would not preclude First Union from qualifying as a REIT, and (ii) amounts otherwise qualifying as rents from real property under the REIT rules would not fail to meet that definition by reason of the fact that First Union and the Management Company were stapled. The effective date provision for Section 269B provides that Section 269B of the Code does not apply if a group of stapled entities that included a REIT on June 30, 1983 were stapled on that date. First Union believes that because First Union and the Management Company were stapled on June 30, 1983, Section 269B should not apply to First Union and the Management Company.

     Under the Code, rents from real property do not include amounts received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly, in the case of a corporation, stock of such corporation possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such corporation. For purposes of this provision, certain attribution rules under Section 318 of the Code are applicable. Under this provision, even though
Section 269B of the Code does not apply to First Union and the Management Company, if any person were to acquire, directly or indirectly, 10% or more in value of the shares of First Union (taking into account such attribution rules), then rents received from the Management Company would not qualify as rents from real property under the REIT rules. In such a case, First Union would likely not satisfy the "Gross Income Tests" described below, and accordingly, would not qualify as a REIT.

     First Union's By-Laws restrict beneficial ownership of First Union's outstanding shares by a single person, or persons acting as a group, to 9.8% of First Union's Shares of Beneficial Interest. Assuming this restriction precludes any person from owning 10% or more in value of the shares of First Union and 10% or more of the voting power and all classes of stock of the Management Company, First Union believes that amounts otherwise qualifying as rents from real property received from the Management Company will continue to qualify as rents from real property for REIT purposes.

     In order to qualify as a REIT, First Union must meet, among others, the following requirements:

     Share Ownership Tests. First Union's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of First Union may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

     In order to attempt to provide for compliance with the foregoing share ownership tests, First Union has placed certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations First Union must maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, First Union must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of First Union's records. A shareholder failing or refusing to comply with First Union's written demand must submit with his tax return a similar statement disclosing the actual ownership of his shares and certain other information. In addition, the By-Laws provide restrictions regarding the transfer of its shares that are intended to assure continued satisfaction of the share ownership requirements. See "Description of Shares of Beneficial Interest -- Restriction on Size of Holdings."

     Asset Tests. At the close of each quarter of First Union's taxable year, First Union must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of First Union's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of First Union's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of First Union's total assets or (ii) 10% of the outstanding voting securities of any one such issuer.

     Gross Income Tests. There are three separate percentage tests relating to the sources of First Union's gross income which must be satisfied for each taxable year. For purposes of these tests, where First Union invests in a partnership, First Union will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of First Union as it has in the hands of the partnership. The three tests are as follows:

     The 75% Test. At least 75% of First Union's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of First Union's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by First Union in exchange for its shares or specified debt securities during the one-year period following the receipt of such capital.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if First Union, or an owner of 10% or more of First Union, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, First Union generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom First Union derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by First Union are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience."

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of First Union's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

     For purposes of determining whether First Union complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by First Union for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See
"-- Taxation of First Union -- General."

     First Union believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the real properties will in major part give rise to qualifying income in the form of rents, and that gains on sales of the real properties generally will also constitute qualifying income.

     Even if First Union fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) First Union's failure to comply was due to reasonable cause and not to willful neglect; (ii) First Union reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, First Union will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect First Union's profitability.

     The 30% Test. First Union must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities (including an interest rate swap or cap agreement) held for less than one year; and (iii) property in a prohibited transaction. First Union does not anticipate that it will have difficulty in complying with this test. However, if extraordinary circumstances were to occur that give rise to dispositions of real estate properties held for less than four years (for example, on account of the inability to obtain refinancing), the 30% test could become an issue.

     Annual Distribution Requirements. In order to qualify as a REIT, First Union is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to

(A) the sum of (i) 95% of First Union's REIT taxable income (computed without regard to the dividends paid deduction and First Union's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before First Union timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

     First Union intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. It is possible that First Union may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing First Union's REIT taxable income on the other hand, or for other reasons. To avoid a problem with the 95% distribution requirement, First Union will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If First Union fails to meet the 95% distribution requirement as a result of an adjustment to First Union's tax return by the Internal Revenue Service, First Union may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

     Failure to Qualify. If First Union fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, First Union will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which First Union fails to qualify as a REIT will not be deductible by First Union, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, First Union also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SHAREHOLDERS

     Taxation of Taxable Domestic Shareholders. As long as First Union qualifies as a REIT, distributions made to First Union's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed First Union's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest of First Union. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that First Union makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the shares are held as a capital asset). In addition, any dividend declared by First Union in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by First Union and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by First Union during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of First Union. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to First Union shareholders.

     In general, any loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from First Union required to be treated by such shareholder as long-term capital gains.

     Backup Withholding. First Union will report to its domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide First Union with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, First Union may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to First Union. See "Certain United States Tax Considerations for Non-U.S. Shareholders -- Distributions from First Union -- Capital Gain Dividends" below.

     Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by First Union to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that First Union, consistent with its present intent, does not hold a residual interest in a REMIC.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

OTHER TAX CONSIDERATIONS

     Possible Legislative or Other Actions Affecting Tax Consequences. Prospective shareholders should recognize that the present Federal income tax treatment of investment in First Union may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in First Union.

     State and Local Taxes. First Union and its shareholders may be subject to state or local taxation, and First Union may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or resides. The state and local tax treatment of First Union and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                           FOR NON-U.S. SHAREHOLDERS

     The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of shares of beneficial interest applicable to Non-U.S. Shareholders of such shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia or (iii) any estate or trust that is not "resident" in the United States. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM FIRST UNION

     Ordinary Dividends. The portion of dividends received by Non-U.S. Shareholders payable out of First Union's earnings and profits that are not attributable to capital gains of First Union and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with First Union certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

     Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. However, under Treasury Regulations proposed to be effective for dividends paid after 1997 (the "Proposed Regulations"), a non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements on Internal Revenue Service Form W-8. The Proposed Regulations would also permit a reduced rate of withholding on payments of dividends to foreign partnerships whose partners are entitled to a reduced rate of withholding if the partners and the foreign partnership supply the appropriate Internal Revenue Service certifications or if the foreign partnership elects to be treated as a "qualified intermediary" for withholding tax purposes. Under the Proposed Regulations, U.S. Shareholders who claim that the dividends are effectively connected with the conduct of a U.S. trade or business would have to supply Form W-8 in lieu of Form 4224.

     Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by First Union to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by First Union ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, First Union will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

     Non-Dividend Distributions. Any distributions by First Union that exceed both current and accumulated earnings and profits of First Union will not be taxed as either ordinary dividends or capital gain dividends. However, under current law, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of over withholding from the Internal Revenue Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of First Union. Under the Proposed Regulations, First Union would be entitled to make a reasonable estimate of the portion of the distribution that is not a dividend.

DISPOSITIONS OF SHARES OF BENEFICIAL INTEREST

     Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if First Union is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that First Union will be a domestically controlled REIT and, therefore, that the sale of shares of beneficial interest will not be subject to taxation under FIRPTA. No assurance can be given that First Union will continue to be a domestically controlled REIT.

     If First Union does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) First Union's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Shares are listed) and (ii) the selling Non-U.S. Shareholder held 5% or less of First Union's outstanding shares of beneficial interest at all times during a specified testing period.

     If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. The branch profits tax would not apply to such sales or exchanges.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States or an office or other fixed place of business in the United States to which such gain is attributable, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).

FEDERAL ESTATE TAX

     Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     First Union must report annually to the Internal Revenue Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. However, under the Proposed Regulations, a Non-U.S. Shareholder may be required to provide a certification on Form W-8 to be exempt from backup withholding.

     The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury regulations (not the Proposed Regulations), a payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

     These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

                              PLAN OF DISTRIBUTION

     First Union may offer and sell the Offered Securities in any of four ways:
(i) through agents, (ii) to or through underwriters or dealers, which may include affiliates of First Union, (iii) directly to one or more purchasers or
(iv) through any combination of the foregoing. Direct sales to investors may be accomplished through subscription offerings or through Rights distributed to holders of Shares. In connection with subscription offerings or the distribution of Rights to shareholders, if all of the underlying Offered Securities are not subscribed for, First Union may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, First Union may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). First Union also may, from time to time, authorize underwriters acting as First Union's agents to offer and sell the

Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from First Union in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by First Union to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with First Union, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for First Union and its subsidiaries in the ordinary course of business.

     All Offered Securities (except the Shares) will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by First Union for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Offered Securities.

                                    EXPERTS

     The combined financial statements and schedules as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

     The Schedule of Operating Revenues and Certain Expenses of the Marathon Centers for the years ended December 31, 1995, 1994 and 1993 incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of First Union dated June 12, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Offered Securities offered pursuant to this Prospectus will be passed upon for First Union by Mayer, Brown & Platt. As to all matters of Ohio law, Mayer, Brown & Platt will rely on the opinion of Paul F. Levin, Senior Vice President-General Counsel and Secretary of First Union.

                          [PICTURE OF RETAIL PROPERTY]



                          [PICTURE OF RETAIL PROPERTY]



                          [PICTURE OF APARTMENT PROPERTY]



                          [PICTURE OF APARTMENT PROPERTY]

          ============================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                        TABLE OF CONTENTS



                                                PAGE
                                               -------
              PROSPECTUS SUPPLEMENT
Summary........................................    S-3
The Company....................................    S-6
The Strategic Plan.............................    S-6
The Parking Industry...........................    S-9
Recent Developments............................   S-11
Operating Divisions............................   S-17
Certain Federal Income Tax Considerations......   S-18
Use of Proceeds................................   S-20
Capitalization.................................   S-20
Price Range of Shares and Distributions........   S-21
Selected Financial Data........................   S-23
Management.....................................   S-25
Underwriting...................................   S-30
Legal Matters..................................   S-31
Experts........................................   S-31

                   PROSPECTUS

Available Information..........................      2
Incorporation by Reference.....................      2
First Union....................................      3
Use of Proceeds................................      3
Description of Debt Securities.................      3
Description of Shares of Beneficial Interest...     15
Description of Preferred Shares of Beneficial
  Interest.....................................     17
Description of Securities Warrants.............     22
Description of Rights..........................     24
Federal Income Tax Considerations..............     25
Certain United States Tax Considerations for
  Non-U.S. Shareholders........................     31
Plan of Distribution...........................     33
Experts........................................     34
Legal Matters..................................     34

          ============================================================

                               5,000,000 Shares


                              [First Union Logo]


                         Shares of Beneficial Interest


                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------


                       PRUDENTIAL SECURITIES INCORPORATED

                              ALEX. BROWN & SONS
                                 INCORPORATED

                            SUTRO & CO. INCORPORATED

                                  May   , 1997

          ============================================================